Amendment No.4

                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  NANNACO, INC.
                                  ------------
             (Exact Name of Registrant as Specified in its Charter)

              TEXAS                   1799                74-2891747
              -----                   ----                ----------
     (State of Incorporation)   (Primary Standard    (IRS Employer ID No.)
                               Classification Code)

                16410 Blanco Road, Suite 4, San Antonio TX 78232
                                 (210) 545 3570
              -----------------------------------------------------
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                               Andrew DeVries III
                         16410 Blanco Road, Suite 4,
                              San Antonio TX 78232
                                 (210) 545 3570
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each                         Proposed         Proposed
class of             Amount           Maximum          Maximum            Amount of
securities           to be            offering price   aggregate          registration
to be registered     registered       per share        offering price     fee
--------------------------------------------------------------------------------------
Common Stock of
Selling Securities
Holders              1,495,000         $1.00           $1,495,000          $400.66

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-6 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 71 PAGES.

NANNACO INC.

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM  REGISTRATION STATEMENT HEADING            LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and     Outside Front Cover Page of
    Outside Front Cover Page of Prospectus      Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front and Outside Back
                                               Cover Pages of Prospectus
3.  Summary Information and Risk Factors       Prospectus Summary; Risk Factors
4.  Use of Proceeds                            Not Applicable
5.  Determination of Offering Price            Outside Front Cover of Prospectus
                                                 and Selling Securities Holders
                                                 Plan of Distribution
6.  Dilution                                    Market for Nannaco's Common
                                                 Stock and Related Stockholder
                                                 Matters
7.  Selling Security Holders                   Selling Securities Holders
8.  Plan of Distribution                       Selling Securities Holders Plan
                                                 of Distribution
9.  Legal Proceedings                          Not Applicable
10. Directors and Executive Officers           Management
11. Security Ownership of Certain
    Beneficial Owners and Management           Security Ownership of Management
                                                 and Principal Shareholders
12. Description of the Securities to be
    Registered                                 Prospectus Summary; Description
                                                 of Securities; Outside Front
                                                 Cover of Prospectus;
13. Interest of Named Experts and Counsel      Not Applicable
14. Statement as to Indemnification            Indemnification
15. Organization within 5 Years                Business of Nannaco
16. Description of Business                    Business of Nannaco
17. Management's Plan of Operation             Business of Nannaco
18. Description of Property                    Business of Nannaco
19. Certain Relationships and Related
    Transactions                               Transactions with Management
20. Market for Common Equity and
    Related Stockholder Matters                Market for Nannaco's Common
                                                 Stock and Related Stockholder
                                                 Matters
21. Executive Compensation                     Executive Compensation
22. Financial Statements                       Financial Statements
23. Changes in and Disagreements With
    Accountants                                Not Applicable

                                   Prospectus

                                  Nannaco Inc.

1,495,000 shares of common stock offered by the selling securities holders.

These selling securities holders are individually offering their shares.


The price of the shares and the number of shares sold will be determined by each selling securities holder.

There is no time limit for the selling securities holders to sell the shares.

There are no minimum purchase requirements or escrow arrangements.

The selling securities holders may sell their shares in privately negotiated transactions or in market transactions if a market develops.

No underwriters have been engaged to sell the shares for the selling securities holders.

Nannaco Inc., is not offering these shares for sale and will not receive any proceeds from the sale of the Shares.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. (see "Risk Factors, page 3.")

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NANNACO LOGO

The date of this Prospectus is  ___________, 2001

                               Prospectus Summary


Securities Offered

This Prospectus describes the offering of 1,495,000 shares of Nannaco common stock by the named selling securities holders. These shares may be sold by their holders from time to time at prevailing market prices. There are no minimum purchase requirements. There are no escrow provisions with respect to the offering by the selling securities holders. No underwriters or brokers have been engaged to sell the shares for the selling securities holders.

Nannaco will not receive any of the proceeds from any sale of the selling securities holders shares.


The Business of Nannaco Inc.

Our primary business is providing individualized service solutions for residential, commercial, historical group, and environmental customers. Our area of expertise is exterior surface maintenance and restoration. Our services vary greatly depending upon customer need. We preserve, restore, clean, seal, and/or wash practically any exterior surface, vehicle fleet, or heavy machinery. Our cleaning and surface preparation services utilize countless task-specific combinations of water, cleaning agents, pressure, heat, steam, abrasion, and mechanical or chemical etching techniques. We also seal nearly any wooden or masonry surface with the best oil-based, penetrating wood sealer available and encapsulating silicone and/or acrylic-based stone sealers also of the highest quality. We have obtained our state and federal licenses to operate as a hazardous waste handler to clean and remove contaminated salt water used to clean oil drilling and production equipment and expect to begin our hazardous waste site remediation services during the third quarter of 2001.


Selected Financial Data

                        9-Months Ended         9 Months Ended         12-Months Ended         12 Months Ended
                        June 30, 2001          June 30, 2000          Sept.30, 2000           Sept. 301, 1999
                        (unaudited)            (unaudited)

Net Sales                         $232,703           $240,662                     $274,638           $378,222

Income (Loss)                    ($681,445)       ($1,151,339)                 ($2,918,691)         ($129,439)

(Loss) per Share                    ($0.01)            ($0.09)                      ($0.29)            ($0.03)

Total Assets                      $338,673         $1,466,657                     $700,926           $397,343

LT Debt                            $23,633            $56,116                     $111,944            $80,693

Shareholder Eq                   ($336,844)        $1,191,934                     $334,601            ($2,457)

Out. Shares                     14,957,600         14,957,600                   14,957,600          19,999,800


                                  Risk Factors
                                  ------------

Investment in the shares offered involves a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this Prospectus.

Our plan of operation calls for additional capital to facilitate growth and support long-term development and marketing programs. It is likely that we will seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development and marketing of our services through strategic partnerships and other arrangements with investment partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, we may be required to curtail one or more of our future programs.

Potential liability for violations of the Securities Act of 1933 may increase our losses and hinder our liquidity for the development of our business.

In December 2000, we sold three convertible debentures with a total principal amount of $345,500 to three entities. The sale of these debentures was made after we had filed the registration statement with the U.S. Securities and Exchange Commission for the public offering described in this prospectus. As a result the exemption from registration which we relied upon for the sale of the debentures may not have been available resulting in the sale of the debentures to have been in violation of section of the Securities Act of 1933. The debenture holders would have the right to demand rescission of their investments. If any of these debenture holders demand rescission, we could be liable to repay the debentures as well as attorneys fees and possible other incidental damages. In addition, we could face civil penalties from state and federal securities law enforcement agencies. If rescission is demanded and or penalties are imposed it would have a materially adverse effect upon our financial condition by increasing our losses. Rescission and or the imposition of penalties would also have a materially adverse effect upon the development of our business as funds otherwise available for development purposes would be required to be expended for the rescission and or penalties. As of the date of this prospectus, none of the debentures have been converted into common stock and all of the debentures are in default.

We face high insurance risks and the possiblity of uninsured losses and this may prevent profitability.

There are certain risks associated with companies engaged in businesses involving pressure cleaning, pre-coating and surface preparation, chemical coating and historical preservation. The use of pressure machinery and chemicals exposes us to potential liability if substances are inappropriately used. Additionally, we could be exposed to certain risks for environmental damage and manufacturer's and workers' liability costs. The combined insurance risks and the possibility of uninsured losses could cause us irreparable financial harm and force us to liquidate all or part of our assets. If that happens, investors could lose all or part of their investment.

The lack of a public market for our common stock may cause an investor to have difficulty reselling the shares.

Our common stock is not presently listed for trading on any recognized exchange or market and it is not certain that a market for the shares will develop. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.

Governmental regulation of our environmental remediation services may result in substantially increased operating costs and a material adverse effect on our financial condition

Our environmental remediation services are subject to extensive federal, state and local laws and regulations on the handling and disposal of hazardous wastes. Operating permits are generally required by federal and state environmental agencies for the third parties who will contract for our remediation services. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits. It is generally our customers who must obtain such permits, if applicable, and not us. However in the event we would ssek or be required to obatin our own operating permits we would be required to commit significant human and capital resources which could result in increased operating costs. Such expenditures can be substantial and accordingly could have a material adverse effect on our financial condition.

Potential liability from our contaminated soil and water removal and hauling services may result in substantially increased operating costs and possibly uninsured losses.

Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should we be deemed to be responsible for contamination or pollution caused or increased by any remediation services provided by us, or for an accident which occurs in the course of remediation or cleanup efforts. There can be no assurance that our policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing us from incurring a substantial environmental liability. If we were to incur a substantial uninsured liability for environmental damage, our financial condition could be materially adversely affected.

Furthermore, we may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures could be substantial and accordingly could have a material adverse effect on our financial condition. We presently have the ability to perform soil remediation and recycling services that meet applicable federal and state standards for the delivery of such services, and the standards for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, we may not be able to comply in either the delivery of services, or in the level of contaminant removed from the soil.

Where You Can Get Additional Information

Nannaco will be subject to and will comply with the periodic reporting requirements of Section 12(g) of the Securities Exchange Act of 1934. Nannaco will furnish to its shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 0007. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates or from the Commission's website "www.sec.gov" through its EDGAR database. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements. Amounts presented here have been rounded to the nearest $1,000.

Nannaco's objective is to maximize shareholder value by focusing on growth, product innovation and profitability. The following discussion highlights the Nannaco's performance and should be read in conjunction with the Consolidated Financial Statements and related notes included therein.

Overview
--------

We have been in operation since October 1998, beginning with pressure washing surfaces. Since that time we have expanded to include our residential services, other commercial services, and vehicle cleaning. Beginning in the current fiscal year, we have begun contaminated soil and water removal and hauling services.


Results of Operations for Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

We had income from operations of $275,000 for the fiscal year ended September 30, 2000 and $378,000 for the fiscal year ended September 30, 1999, our first full year of operations. The decline in income from operations is due to greater selectivity in accepting commercial business, including the institution of credit application procedures in order to reduce the amount of bad debt write off. Cost of Sales was $487,000 for fiscal 2000 as compared to $284,000 for fiscal 1999. The increase in cost of sales is due to increased payroll expense for additional employees and higher pay rates, as well as increased supply costs of cleaning materials which increased approximately one third over the previous year. Cost of Goods Sold exceeded revenues because of the increased personnel expenses, including hazadous waste handling training and because of the unusually high number of work days lost to rain during the fall and winter. We do not believe that this imbalance represents a trend as the training expenses are not expected to be repeated and because rain resulted in work only being deferred which will be made up.

Administrative and general expenses were $2,781,000 for fiscal 2000 as compared with $223,000 for fiscal 1999. The increase in general and administrative expense is due to several expense items which are expected to be non-recurring. These are:

        $72,000 paid in commissions on the private placements of our securities, $50,000 recorded as the expense for the issuance of 50,000 shares of our common stock for services,
        $227,000 recorded as an expense of settling potential litigation, $140,000 of bad debt expense and $35,000 for legal fees in connection with securities law compliance.

The $50,000 recorded as the expense for the issuance of 50,000 shares of our common stock or services and $999,000 recorded as an expense for the gift of Andrew DeVries, our president and majority stockholder were so recorded because $1.00 per share was the estimated fair market value of the shares based upon the most recent price at which we had issued shares for cash. Mr. DeVries'es gift of shares was recorded as an expense on the assumption that due to his control position, an expense should be taken by Nannaco to reflect the fair market value of the shares.

The$435,000 recorded as an expense for settling of potential litigation arose as a result of transactions with a promoter wherein we believe Harold Crum, a resident of Houston, Texas, fraudulently solicited, received and kept investments from four individuals who believed they were making an investment in Nannaco. Please see "Transaction with a Promoter", page 23. In June 1999 we promised to pay the four individuals a total of $227,000. The promise to pay were given in consideration of the individuals' agreement to hold Nannaco harmless for any liability under federal and state securities laws and common law resulting from their payments to Harold Crum. In April 2000, the individuals agreed to convert the debt into common stock of Nannaco at an effective conversion price of $0.50 per share. A total of 434,000 shares were issued for conversion of these debts. We recorded $435,000 as an expense for the issuance of these shares because $1.00 per share was the estimated fair market value of the shares based upon the most recent price at which we had issued shares for cash.

We had a net loss from operations of $2,994,000 in fiscal 2000 as compared to a net loss from operations of $129,000 for fiscal 1999 resulting in an increase int he net loss of $2,865,000. We believe the loss is not indicative of future results because of non-recurring expenses which contributed to greater general and administrative expenses.

The remaining $732,000 of the increase in the net loss is due in part to:

        $203,000 of increase Cost of Sales arising from higher payroll and supplies cost,
        $ 54,400 of advertising and public relations expense;
        $136,500 in officer compensation

We also had office rent of $53,400 increased from $23,000 last year, telephone expense of $34,000 as compared to $9,400 for last year, travel expense of $16,500 increased from $1,100 last year. We also incurred higher operating expenses created by employee training in hazardous chemical handling, marketing, license applications and other expenses in equipping Nannaco to expand its markets.

Our revenues are derived from the various services we provide. Our residential services include wood restoration, stone restoration, sealing and pressure cleaning. These had revenues in the fiscal year ended September 30, 2000 as follows:


      Wood Restoration              $47,000
      Stone Restoration             $19,000
      Sealing                       $92,000
      Pressure Cleaning             $13,000

Our commercial services include pressure cleaning, environmental services such as fleet cleaning and vent hood cleaning and historical restoration. The environmental services do not include contaminated soil and water removal and hauling services which is not expected to produce revenues until the third quarter of the current fiscal year. Please see Plan of Operation below. These commercial services had revenues in the fiscal year ended September 30, 2000 as follows:

      Pressure Cleaning             $18,000
      Fleet and Hood Cleaning       $68,000
      Historical Restoration        $20,000

Liquidity and Capital Resources for Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

For the fiscal year ended September 30, 2000 we had current assets of $449,000 while in the fiscal year ended September 30, 1999, we had current assets of $244,000. The increase in current assets is due to cash held in certificates of deposit of $41,000, cash held in mutual funds of $256,000 and prepaid expenses of $117,000. The certificates of deposit were made to secure our lines of credit. The mutual funds investments were made to maximize earnings on idle funds. The pre-paid expenses were for Nannaco's securities law compliance and for perpay of our office leases. At the same time trade accounts receivable decreased from $174,000 to $20,000 primarily reflecting the bad debt expense of $140,000.

Fixed assets in fiscal 2000 were $200,000 as compared to fixed assets of $154,000 for fiscal 1999. We had current liabilities of $328,000 in fiscal 2000 and $84,000 for fiscal 1999 while long term liabilities were $29,000 in fiscal 2000 as compared with $81,000 in fiscal 1999. The increase in current liabilities is due to $133,000 in accounts payable which represents a loan from the brokerage firm secured by the mutual funds as well as increased payroll taxes and an increase of $83,000 in the current portion of long term debt.

Our contaminated soil and water removal and hauling services is expected to improve our liquidity, however no assurances can be made that liquidity will in fact improve. Recently enacted Texas legislation requires the state to pay for the remediation of abandoned or closed oil or gas well drilling sites which have pits and ponds of used waste water and drilling sludge. During the fourth quarter of fiscal 2000 we have obtained the necessary U.S. Department of Transportation and Texas registrations to act as a sub-contractor to a fully licensed provider of remediation services and anticipate obtaining contracts for specific sites. Presently we are only licensed to provide sub-contractor services as and when we are selected to provide sub-contractor services for contaminated soil and water removal and hauling.


We have not yet obtained our first contracts for contaminated soil and water removal and hauling services and expect our first clean up contracts during the second half of 2001. Revenue from these contracts is expected to be realized monthly based upon invoices for services rendered and quantity of materials removed.

During the second quarter of fiscal 2000, we converted debt in the total principal amount of $154,105 into 1,029,200 shares of common stock. We recorded an expense of $509,000 on this conversion to account for the difference between the conversion prices and the market value based upon our private placement price of $1 per share wherein we raised $1,443,400 in the sale of 1,443,400 shares of common stock in a private placement in July 2000. We also have a $35,000 line of credit with a commercial bank, a $35,000 installment loan with the same bank and two secured lines of credit totaling $40,000 with a second commercial bank.

In December 2000, we issued three convertible promissory notes totaling $345,500 of principal. The notes matured in September 2001, accrue interest at ten percent per annum and are convertible into common stock at the five day average closing bid price for our common stock. The sale of these debentures was made after we had filed the registration statement with the U.S. Securities and Exchange Commission for the public offering described in this prospectus. As a result the exemption from registration which we relied upon for the sale of the debentures may not have been available resulting in the sale of the debentures to have been in violation of section of the Securities Act of 1933. The debenture holders would have the right to demand rescission of their investments. If any of these debenture holders demand rescission, we could be liable to repay the debentures as well as attorneys fees and possible other incidental damages. In addition, we could face civil penalties from state and federal securities law enforcement agencies. If rescission is demanded and or penalties are imposed it would have a materially adverse effect upon our financial condition by increasing our losses. Rescission and or the imposition of penalties would also have a materially adverse effect upon the development of our business as funds otherwise available for development purposes would be required to be expended for the rescission and or penalties. In any event, we do not have presently have the cash to repay the debentures and the debentures are in default. Therefore even if rescission is not demanded and the debentures remain unconverted into common stock, the effect upon our liquidity will be the same as we will be obligated to repay the debentures from capital diverted from business development. As of the date of this prospectus, none of the debenture holders have demanded rescission or taken action with respect to the defaults.

Weather can and does play a significant factor in revenue and liquidity. Throughout the summer of 2000, we were faced with the prospect of water shortages which could have resulted in forced curtailment of operations due to either higher water cost or actual restrictions on outdoor use. During the fall of 2000, extensive rainfall limited the work that could be performed out of doors.


Plan of Operations
------------------

We intend to achieve profitability through increased revenue and decreased expenses. During the past fiscal year we hired the personnel we consider necessary to expand our residential and commercial services as well as enter into the hazardous waste remediation business including marketing expertise. Residential and commercial services will remain our primary business focus for the next year. While we believe the hazardous waste remediation business will develop into a substantial portion of our business we believe the development will be incremental over the next year as we establish our name and reputation as a service provider in this business. In April 2001, our executive officers and directors accepted a fifty percent salary reduction to realize an approximate $48,000 per quarter savings on compensation expense.

The private placements completed in July 2000 and December 2000 provided net proceeds of approximately $1,700,000 which we used to pay operating expenses and to acquire additional equipment required for expanded residential and commercial services as well as our projected hazardous waste site remediation services. We anticipate needing to raise approximately $150,000 in additional capital over the next six to twelve months primarily for marketing purposes. We intend to make private placements of our equity securities as well as seeking traditional debt financing when available.

Our residential and commercial services marketing plan includes the following provisions:

      Publish testimonials from satisfied clients in trade journals
      Publish and distribute residential promotional literature, information articles, and advertisements appearing in special interest publications such as home guides
      Participate in appropriate trade shows, premise sales calls, and demonstrations of select services.
      Zip code targeted mailing for residential services
      Targeted mailing and marketing to the Texas Historical Society
      Personal sales calls for fleet washing services in our market area Commission based telemarketing of residential services
      Radio advertisement and endorsement on a Home Improvement Show

Since February 2001 we have tendered over fifty commercial services bids with an average price of $3,800 for work up through June 2001. As of october 1, 2001 bids for approximately $123,000 have been accepted and work has begun or is scheduled. Based upon our past experience, we anticipate having about 60% or higher of the bids accepted. In addition, we continue to seek out and submit additional bids and repeat customer business.

Our plan of operations for our contaminated soil and water removal and hauling services has been to first obtain the necessary licenses and permits to handle and transport hazardous material in the State of Texas. At present we have the neccessary licenses and permits to bid as a sub-contractor to a fully licensed hazardous waste site remediation service provider in the State of Texas. It is our intention to bid on various clean-up projects as either the sole contractor or as a sub-contractor for specific portions of the clean up plan. We will rely upon our licensing consultant to keep us informed as to the timing and requirements of specific bids. As of October 1, 2001, we have bid upon four sub contracting projects for contaminated soil and water removal and hauling servics. We were not the accepted bidder on one project and are still waiting for the two remaining projects to be awarded. These bids each represent over $1,000,000 in revenue for which we expect a 20% profit margin. However, there can be no assurances that we will be awarded these sub-contract or any other bids

Commencing contaminated soil and water removal and hauling services as a sub-contractor is not initially expected to increase our operating expenses as we currently have the necessary equipment and personnel to handle the projects for which we have outstanding bids and we are not required to operating permits as a subconractor. In the event that that multiple, simultaneous projects become available we will either need to purchase additional equipment and hire additional personnel or further sub-contract out work.. In any event, as contamination removal and hauling projects are awarded with compensatory draw schedules, as and when we are awarded projects, we will be able to collect start-up/materials draws to commence and sustain each job-site. However in the event we would seek or be required to obtain our own operating permits we would be required to commit significant human and capital resources which could result in increased operating costs. Such expenditures can be substantial and accordingly could have a material adverse effect on our finanical condition.

Results of Operations for the Nine Month Period Ended June 30, 2001 Compared to the Nine Month Period ended June 30, 2000

Gross sales were $232,000 for the nine months ended June 30, 2001 compared to $240,000 for the nine months ended June 30, 2000. However sales are believed to be below our capacity and expectations. Persistent rains throughout the fall of 2000 substantially inhibited our ability to conduct outdoor operations. The weather particularly deterred residential services which are more discretionary than commercial services, however as most of our commercial services are performed outdoors, much of these services were also deferred. Beginning in January 2001, the persistent rain ended and we are experiencing a substantial increase in demand for residential and commercial services which we expect to be sustained through the next six to nine months. Our cost of sales were $ 351,000 for the nine month period ended June 30, 2001 as compared to $457,000 for the nine month period ended June 30, 2000. General and Administrative expense was $477,000 as of June 30, 2001 as compared to $ 925,000 for the nine month period ended June 30, 2000. The decrease in general and administrative expense are the result of decreases in officer compensation. As a result We had a loss from operations of $596,000 for the nine months ended June 30, 2001 and a loss from operations of $1,141,000 for the nine months ended June 30, 2000. Additionally, the total loss for the nine months ended June 30, 2001 of $681,000 includes a loss of $71,000 on mutual funds and $19,000 on the disposition of assets.

Our revenues from services for the nine months ended June 30, 2001 were as follows:

Residential Services

      Wood Restoration              $ 65,643
      Stone Restoration             $ 33,237
      Sealing                       $ 47,879
      Pressure Cleaning             $  7,796

Commercial Services

      Pressure Cleaning             $  13,609
      Fleet and Hood Cleaning       $  53,061
      Historical Restoration        $  11,176


Liquidity and Capital Resources for the Nine Month Period Ended June 30, 2001 Compared to the Nine Month Period ended June 30, 2000

We had current assets of $ 11,000 for the nine months ended June 30, 2001 as compared to $ 463,000 for the nine months ended June 30, 2000. We had fixed assets costing $ 164,000 for the nine months ended June 30, 2001 as compared to $ 152,000 for the nine months ended June 30, 2000. Total assets were $339,000 for the nine months ended June 30, 2001 as compared to $1,467,000 for the nine months ended June 30, 2000.The decrease in assets of $1,128,000 is primarily due to $650,000 of cash spent over the period, a reduction of $315,000 in accounts receivable and the use of $110,000 of pre-paid expenses.


As discussed above, in December 2000, we issued three convertible promissory notes totaling $345,500 of principal. The notes matured in September 2001 and we have defaulted on repayment. The debenture holders have the right to demand rescission of their investments as well as taken action to collect upon the defaulted debt. If any of these debenture holders demand rescission or take other legal action, we could be liable to repay the debentures as well as attorneys fees and possible other incidental damages. In addition, we could face civil penalties from state and federal securities law enforcement agencies. If rescission is demanded and or penalties are imposed it would have a materially adverse effect upon our financial condition by increasing our losses. Rescission and or the imposition of penalties would also have a materially adverse effect upon the development of our business as funds otherwise available for development purposes would be required to be expended for the rescission and or penalties.

We estimate that we require approximately $250,000 to $500,000 to expand business as planned for the remainder of our current fiscal year. These funds will be used primarily for repayment of debt, equipment and marketing. However, in the event such funds are not obtained, we believe we can continue to operate at our present levels. Further reductions in operating expenses, particularly executive salaries may be required to operate within cash flow. Sources of capital will be sought primarily through the private placement of securities by our officers. While we do not believe commercial loans are available to us for operating expenses, debt financing of durable equipment is believed available through commercial lenders and equipment dealers.

                            Nannaco and Its Business

Since our incorporation in October of 1998, we have focused on industrial surface cleaning, surface protection and restoration. We specialize in:

     *  Pressure cleaning

     *  Pre-coating surface preparation

     *  Chemical coating on surfaces such as sidewalks and exterior walls

     *  Kitchen vent hood maintenance programs (primarily for restaurants)

     *  Providing historical preservation products and services

     *  Solid waste container maintenance

     *  Engine and machinery de-greasing

     *  Residential services

Management believes that we have developed efficient and useful systems for carrying out these activities which places us in a strong market position. As a result, we have determined a need to expand into additional markets.


Services
--------

We provide surface maintenance and restoration services to the residential and commercial markets. Much of our activity is based on custom tailored solutions to our client's individual problems.

Specifically, our services include, but are not limited to:


Pressure Cleaning
-----------------

Our pressure cleaning procedures vary with each application. We clean wood, glass, stone, concrete, masonry and exposed aggregate. Each requires a different cleaning approach. For example, the surface and other factors will determine whether we use water vs. steam, heat vs. cold, wide-area attachment vs. wand cleaning, sprayed-on or pump-injected chemical applications or water only cleaning. We maintain a complete line of equipment and accessories as well as a documented library of procedures for all applications. Since our incorporation, we have continued to add new processes, chemicals, equipment and technique documentation to our library as we develop new procedures. Currently, the trade association Power Washers of North America can certify the extensive nature of our pressure cleaning resources. NANNACO is a certified member of this trade association.

Among other tasks, we pressure clean solid waste containers, we de-grease engines with pressure, and we conduct fleet washing with pressure cleaning.

Pre-coating surface preparation for walls, exteriors, etc.
----------------------------------------------------------

Surface preparation usually follows pressure cleaning procedures. The primary difference between pressure cleaning and surface preparation is that preparation work requires either chemical or mechanical etching. That means that either high-friction equipment or chemicals such as very strong acids are used to prepare a surface to accept some type of sealant or coating. Two of the processes we employ for preparation work are sandblasting and shot-blasting, which is a process by which tiny metal ball bearings are propelled against horizontal epoxy surfaces to break out existing coating. We also use ultra-high-pressure water abrading systems, acid etching, and magnetized water saturating on limestone applications.

As with pressure cleaning, the processes utilized in surface preparation are as diverse as the substrate being prepared. We maintain a complete inventory of equipment and chemicals for common applications. We also subcontract certain types of high-rise set-up equipment to reduce liabilities.


Chemical coating applications for sidewalks and exterior walls
--------------------------------------------------------------

Following is a partial list of some of the types of coatings we apply:

     * Oil based, penetrating sealers for wood restoration
     * Silicon-based, encapsulating sealers for masonry and some stone applications
     * Acrylic sealers on exposed aggregate and other "high gloss" horizontal surfaces
     * Xyloxenes to eliminate porosity in sedimentary stones such as limestones

Chemical coatings incorporate three of our processes: pressure cleaning, surface preparation and the actual application of product.


Historical Restoration
----------------------

Historical Building Restoration is a process which incorporates three of our services: pressure cleaning, surface preparation, and coating application. We combine these services to provide the most delicate of our objectives, which is reducing or eliminating evidence of time (erosion or other damage) from a piece of historically significant architecture. These processes are often time consuming and labor intensive since pressure cleaning is generally substituted with steam applications, and acid etchers are replaced by milder solvents to achieve the type of substrate protection necessary to comply with many preservation society maintenance codes. We have provided restoration services on five projects for the South Texas Catholic Archdiocese in Texas to date.


Kitchen Vent Hood Maintenance
-----------------------------

Restaurants, delicatessens and other food service establishments generally have big exhaust systems mounted over their cooking equipment. These hoods collect grease and dirt, and can be hazardous if not properly maintained. Fire Marshals require hoods to be cleaned from the hanging hood and fan, all the way up the flue, through the ceiling and out the vents which are mounted on the roof. We begin on the roof, using a special synthetic de-greaser and steam machines at high pressure with a low flow-rat to clean the entire system down to the bare metal. We then check the safety system latches and tag the system for inspection by the Fire Marshal.


Fleet and Heavy Equipment Services
----------------------------------

We clean fleet service vehicles and de-grease engines on heavy equipment in order to keep them running cooler. This service is part of one of our regular preventative maintenance programs. Water temperatures range from 140-200 degrees Fahrenheit, and we use pressure anywhere from 3000 to 6000 psi. For aluminum trailers, we utilize acidizing techniques.


Solid Waste Containers
----------------------

We provide an on-site service for some of our waste management clients. We regularly visit receptacle sites and provide exterior cleaning, graffiti removal and touch-up painting on solid waste containers.


Residential Services
--------------------

We perform cleaning and sealing services for decks, patios, fences, arbors, sidewalks, driveways, exterior walls, and many outdoor furnishings such as furniture sets, planters, fountains and children's play sets. We offer complete restoration and preservation services in the exterior residential market.

Contaminated Soil and Water Removal and Hauling Services
--------------------------------------------------------

In the state of Texas there are currently an estimated 45,000 oil industry-related abandoned contaminated sites. We have chosen oil field site remediation as our entry point into this market. We are currently in negotiations with the state of Texas to clean up an abandoned salt-water decontamination site.

These sites are typically less than a half acre in size and our services will be sub-contracted from the State or other responsible party which drafts and supervises the entire cleanup process for the site. The sites are typically abandoned well drilling sites, some of which have pits or open tanks with used drilling equipment cleaning sludge. We expect our abandoned oil industry site remediation will involve the removal of contaminated water and sludge using vacuum pumps to tanker trucks to be delivered to a hazardous waste disposal site. We will also remove debris and the top layer of contaminated soil for transport to a disposal site. Well holes will be capped with concrete. Cleaned pits will be lined with a water impermeable layer and sealed with concrete.

We have obtained the permits for hazardous material transportation from the U.S. Department of Transportation. At present we are able to bid as a sub-contractor to a fully licensed hazardous waste site remediation service provider in the State of Texas. We have also obtained the full time service of key environmental personnel with the proper licenses and experience. The personnel include federally registered Environmental Compliance Officers, Department of Transportation-permitted Environmental Emergency and First Responders, EPA Hazardous Material Handlers, and Department of Defense-licensed Hazardous Material Waste Site Managers.

We are not required to obtain an EPA identification number or permit. EPA Identification numbers are fixed-site specific and must be obtained by the fixed-site owner who is the individual or entity which owns the contaminated property and is liable for its clean-up of each specific project.


Customer List
-------------

Our customers come from both the commercial and residential market sectors. The most typical commercial customer is a store or commercial truck company. A partial list of current customers includes San Antonio to Houston, Texas locations of American Freightways, Earth Grains, St. Mary's University, Allied Van Lines, Continental Airlines, North American Van Lines, HEB Grocery Company, Albertson's Groceries, the Kroger Company, Texas Disposal Systems, Southton Convenience Stores, Olmos Construction, TETCO, Fiesta Texas, Lozano Trucking, Diamond Shamrock, Otis Spunkmeyer Cookies, and Scobey Moving Services. The Archdiocese of San Antonio and the San Antonio Preservation Society have both recommended us for restoration and historic preservation work. We are on the Texas State Contracts Vendors list.


The Market
----------

We have not prepared or commissioned an in-depth study of the market for our services in south and central Texas or other urban, suburban or industrial areas of the United States. However, based upon our growth with limited marketing efforts, we believe that the market for our services exceeds our present and planned capacity. We believe that our market crosses many industrial classifications with hundreds of thousands if not millions of potential customers.

We believe the categories of potential customers include:

         Homeowners with decks, driveways and fences
         Retail businesses with outdoor exteriors and walkways
         Businesses using fleets of vehicles such as trucks, vans, earth moving equipment, airplanes, boats and ships
         Office building owners
         Historical building owners
         Businesses using oil, natural gas and mining equipment
         Restaurants
         Drilling Companies


Marketing Plan
--------------

Historically, referrals have been our largest source of new customers. During the current fiscal year we have begun a marketing campaign with direct mail advertising to potential residential customers. In addition, our residential specialist, Barry Hagendorf, is the host of a half hour, Saturday morning radio show focused on home improvement and maintenance.

Pricing
-------

Pricing for our services varies greatly depending on specific needs of each project, such as equipment, chemicals or personnel required. We periodically review the advertised prices of competitors for standard pressure washing and attempt to maintain commercial prices 25% below comparable competitor pricing. Our residential prices are 10 - 15% higher than most other local companies claiming similar services. However we believe that we provide a superior level of services, use the best people and materials available, and provide liability coverage for our work.

Competition
-----------

Our competitors tend to be relatively small businesses working primarily on referral basis. We believe the means of competition is predominately based upon customer satisfaction with timeliness and results. With respect to fleet washing, we also compete with the cost of in-house fleet cleaning. We also compete with a Houston, Texas based company which handles substantially larger commercial businesses than we do. This competitor has substantially greater resources than we do. Our strategy to compete with this competitor is primarily by servicing residential and smaller commercial projects that the competitor does not pursue.


Governmental Regulation
-----------------------

We are subject to general business regulations, including Texas and Federal environmental and hazardous material handling regulations. The majority of our services do not result in air pollution emissions or waste water discharge and no special environmental permits or licenses are required. However, projects that involve the cleaning and removal of hazardous waste do require specific permits which are obtained by the site owner or operator who then contracts with licensed handlers and disposal sites. We have applied for the necessary licenses from the State of Texas to conduct this portion of our business. In addition, our products are used by companies which are subject to regulation by various governmental agencies, such as the Environmental Protection Agency, Edwards Aquifer Authority, Texas Natural Resources Commission and the Bexar County Water District, and our services must comply with such regulations.


The environmental regulation of fleet-cleaning services involves the containment of the oil and grease runoff that results when large pieces of equipment are washed with pressure washers. The regulatory agencies include the U.S. Environmental Protection Agency and the Edwards Underground Water District because much of our work is performed within this district. We use a wastewater containment system that meets the standards set by the District and the Environmental Protection Agency. Our containment mat and pumping system allows our clients to meet Department of Transportation requirements set up to regulate the over-the-road trucking industry as well as Edwards aquifer restrictions.

We not need ot obtain an EPA identification number or permit to act as a sub-contractor for contaminated soil and water removal and hauling services with respect to brown field clean-up. EPA identification number are fixed-site specific and must be obtained by the fixed-site owner. This is the actual individual or entity which owns the contaminated property and is liable for the clean-up of each specific project. These numbers are not issued to clean-up and transport vendors or subcontractors which is the category into which we fall. Our participation in brown field reclamation projects consists of being sub-contracted for the removal and transport of contaminated soil and water.

We were issued a permanent Hazardous Waste Transportation Registration, Number 072400 851 0081, by the U. S. Department of Transportation. Annual registration costs for the license are $350.00. The permit allows us to evacuate hazardous materials from immediate response site remediation locations and deposit it at approved disposal locations. It also allows us to clean and pump runoff to tankers at oil cleanup operations. Costs associated with Environmental Emergency Response and Site Cleanup Operations include annual re-certification requirements for team members to meet the requirements of 29CFR1910.120, NAPA 472, and NFPA 1561, and purchase of specialized hazardous materials certified equipment. Costs for certification/re-certification courses for four team members total $2850.00 per year. Purchase of start-up equipment to meet regulatory agency certifications is estimated at $6,300.00.


On the state level, we are registered with the Texas Consolidated Master Bidder's List. Being on this list allows us to bid on State Contracts. Our only remaining registration requirement is a P-5 registration with the Railroad Commission of Texas. Our P-5 forms have been completed and are on file with the Railroad Commission. This form is processed after a bid is approved. The turnaround time for registration takes 1-2 business days after a bid has been accepted.

Employees
---------

As of October 1, 2001, Nannaco employed 15 people, all of whom are full-time individuals whose principal responsibilities are: Operations/Labor has 11 employees, Sales, Marketing and Customer Service has 2 employees, and Administration has 2 employees. Our staff is not presently covered by any collective bargaining or union relationship. Skilled labor is available from San Antonio and the surrounding communities with a population of approximately 1.5 million. We have a training program for all staff.

Properties
----------

Nannaco operates out of two primary locations, both located in the north-central area of San Antonio. The first is a 10,000 square foot warehouse facility housing all equipment, chemical inventories and operations offices. This facility is leased on a yearly basis at a cost of $19,200 per year.

Our second facility is our administrative office. We currently lease this 2500 square foot facility on a yearly basis at $34,632 per year. All administrative duties are conducted at this location.

           Security Ownership of Management and Principal Shareholders

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 14,957,600 shares outstanding as of October 25, 2001 plus 60,000 shares underlying exercisable options held by certain directors. The table also shows the number of shares of Common Stock beneficially owned as of October 25, 2001, by individual directors and executive officers and by all directors and executive officers as a group. The number of shares shown for Linda Morton, W.M. Jackson and Mark Triesch include currently exercisable Options to acquire 20,000 shares of common stock at $1.00 per share expiring April 24, 2005 for each officer and director. The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.


Name/Address/Title                    Shares                      % Ownership
--------------------------------------------------------------------------------
The Joy Foundation                       1,443,400                  9.6%
2915 State Rd. 590 Ste.19
Clearwater, FL 33759

Andrew DeVries III                      11,000,000                 73.2%
President, CEO, Chairman
807 Arizona Ash
San Antonio, TX 78232

Linda Morton                                20,000                  0.1%
Director
1305 Woodbranch
San Antonio, TX 78232

W. M.  Jackson                              90,000                  0.6%
Director
12024 Hart Path
San Antonio, TX 78249

Mark Triesch                                49,000                  0.3%
Director
353 South Hackberry Ave
New Braunfels, TX 78130

All Executive Officers and Directors    11,159,000                 74.3%
(4 persons)

                                   Management

The executive officers and directors of the Company and their ages are as follows:

Name                         Age     Position                     Position Since
--------------------------------------------------------------------------------
Andrew DeVries, III          34      President, CEO,                   1998
                                     Chairman of the Board

Linda Morton                 51      Secretary, Treasurer, Director    1998

Mark A. Triesch              41      Director                          1999

W.M. Jackson                 70      Director                          1998


The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors.


Business Experience
-------------------

         Board of Directors/Executive Officers

ANDREW DEVRIES III is President of Nannaco, Inc. Mr. DeVries is also the Principal Shareholder. He founded the Nannaco in 1998 and has served as President since that time. Mr. DeVries develops the policies and objectives of the Nannaco. He manages market planning, advertising and public relations, and he directs sales and distribution. Prior to this, Mr. DeVries was Sales Director for Internet Direct, Inc. in San Antonio from 1994 to 1997. In 1993, Mr. DeVries founded DeVries and Associates, a financial services company and serves as its president until the founding of Nannaco. Mr. DeVries holds a Bachelor of Arts from North Texas State University and a Master of Arts from the University of North Texas.


LINDA MORTON is our Corporate Secretary, Treasurer and a Director. She has an officer and director of Nannaco and a a shareholder since October 1998. Prior to her position with Nannaco, Inc., Ms. Morton was Manager of the Classifieds Department, Texas City Sun Newspapers Corp. for five years, where she managed sales and staff operations. Ms. Morton's business experience includes administration, accounting and personnel.

MARK A. TRIESCH is General Counsel and a Director to the corporation. Prior to joining Nannaco, Inc. in September 1999, Mr. Triesch operated a general practice that concentrated on business litigation, real estate and family law. He earned his Juris Doctor's degree from St. Mary's University in San Antonio. Mr. Triesch also holds Bachelor's and Master's degrees in English from Texas A&M University, and taught American Literature and composition at the University of North Texas and Texas A&M University. Currently, he handles transactional matters for Nannaco, Inc., and acts in an advisory role concerning the day-to-day operations of Nannaco.

W. M. JACKSON is a Director and operates the Jackson Tax Service in San Antonio, Texas. He has more than 30 years experience in the accounting, financial and banking fields. He provides the management team with advice and guidance in gathering and reporting financial data as needed for accounting, internal budget preparation and analysis, financial reporting, and taxes.


Key Employees
-------------

Operations


Jerry Birchard, Director of Residential Sales
Jerry Birchard has more than 11 years in sales and customer service. Previously he owned and operated a commercial grade tool business in South Texas.

Barry Hagendorf is our Residential Services expert. Mr. Hagendorf founded Deck and Patio Care in 1984 after recognizing a need in the local market of San Antonio. He has refinished over 1,700 residential decks. He earned a degree in Business Administration from Sam Houston State University.

Maintenance

Rick Watson, Director of Service Maintenance
Rick Watson is a graduate of West Texas State University. He entered the surface coating business in 1972 and has been refining restoration techniques and sealing applications ever since. In 1976, he participated in the restoration of the historic Menger and Crockett Hotels in San Antonio, and has since been involved in historic restorations throughout the Southwest. His company is the premier service provider for the renovation of high-rise structures because of the specially developed processes and equipment that he has created. His alignment with NANNACO, Inc., brings the two top service providers in the industry together and provides synergistic marketing opportunities to both entities.

Family Relationships
--------------------

Andrew DeVries III is the son of Linda Morton. There are no other family relationships between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ending September 30, 2000 and 1999, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 US during such year (The "Named Executive Officers"):

                           Summary Compensation Table
-------------------------------------------------------------------------------------------------------
                                                             Long Term Compensation
-------------------------------------------------------------------------------------------------------
                         Annual Compensation      |              Awards         |  Payouts |
-------------------------------------------------------------------------------------------------------
          |           |        |        |  Other  |  Restricted |   Securities  |  LTIP    |  All Other
Name and  |    Year   | Salary |  Bonus |  Annual |    Stock    |   Underlying  |  Payouts |   Comp. ($)
Principle |           |  ($)   |        |  Comp.  |   Award(s)  |  Options/SARs |          |
Position  |           |        |        |   ($)   |     ($)     |       (#)     |  ($)     |
--------------------------------------------------------------------------------------------------------
A. DeVries     1999      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------
A. DeVries     2000      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------

No other executive officer earned more than $100,000 US during the most recent fiscal year.


Employment Agreements and Executive Compensation
------------------------------------------------

Nannaco does not have written employment agreements with its executive officers. Andrew DeVries was paid a salary of $104,000 per annum effective October 1, 2000 until April 2001 when his salary was decreased to $52,000 per annum. Barry Hagendorff receives a salary of $96,800 per annum until April 2001 when his salary was decreased to $48,400 per annum. Linda Morton receives a salary of $39,000 per annum until April 2001 when her salary was decreased to $19,500 per annum. Mark Triesch receives a salary of $44,500 per annum until April 2001 when his salary was decreased to $26,000 per annum.

Compensation of Directors
-------------------------

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.


Other Arrangements
------------------

The Company has the Nannaco 2000 Stock Option Plan which was adopted on April 20, 2000. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the employees, directors and officers of the Company the opportunity to acquire a proprietary interest in the Company by the grant of Options to such persons under the Plan's terms. The 2000 Plan reserved 5,000,000 shares for grant or issuance upon the exercise of options granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which the Company had sold its common stock. As of October 25, 2001, the following options have been granted by Executive Officers and Directors under the plan:

Name                # of Shares Optioned      Ex. Price        Expiration Date
--------------------------------------------------------------------------------
Mark Triesch        20,000 shares             $1.00            April 24, 2005
Linda Morton        20,000 shares             $1.00            April 24, 2005
W. M. Jackson       20,000 shares             $1.00            April 24, 2005


Termination of Employment and Change of Control Arrangement
-----------------------------------------------------------

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.


Transactions with Management, Promoters and Principal Shareholders
------------------------------------------------------------------

        Transactions with Management

On September 30, 2000 Nannaco's President, Andrew DeVries III, obtained the assignment of the repayment rights of a shareholder loan to the Company in the principal amount of $234,936 as of September 30, 1999. This debt was then paid through the offset of funds paid to Mr. DeVries during the fiscal year ended September 30, 2000.

In October 1998, Nannaco's President, Andrew DeVries, III contributed equipment valued in excess of $108,039 for 12,000,000 shares of common stock as part of the organization of the Company. Mr. DeVries paid $108,039 for these assets in 1998.

         Transactions with a Promoter

In 1999, Nannaco engaged the services of Harold T. Crum, a resident of Houston, Texas to assist with capital formation and provide advise as to Nannaco being a publicly held company. Mr. Crum is considered a promoter of Nannaco. 3,000,0000 shares of Nannaco common stock was issued to the following nominees of Mr. Crum for these purposes. The value of the shares issued to Mr. Crum was $3,000 based upon the par value of the shares. The shares were issued as follows:

Name                                                                      Shares
--------------------------------------------------------------------------------
Petty International, Inc.                                                300,000
WAPI                                                                     700,000
Ley Industries, Inc.                                                     600,000
Millennium Business Associates, Inc.                                     300,000
CPR Holdings, Inc.                                                       500,000
DPA Holdings                                                             600,000

Subsequently four individuals unrelated to the above entities contacted Nannaco to determine the status of their investment in Nannaco made through Mr. Crum. Nannaco never received any funds from Mr. Crum for these investments and in July 1999, Nannaco terminated its relationship with Mr. Crum. In March 2000 Nannaco completed the one million to one reverse split of its outstanding common stock in order to eliminate the shares paid to Mr. Crum and his associates. Nannaco subsequently learned that Mr. Crum was on probation from the District Court of Harris County, Texas for a conviction of offense of engaging in organized crime in connection with defrauding an IBM computer financing program. Nannaco believes that Mr. Crum's engagement as a consultant on publicly held company matters and his interstate travel on behalf of Nannaco violated the terms of his probation. In June 1999 Nannaco promised to pay the four individuals a total of $227,000. The promise to pay were given in consideration of the individuals' agreement to hold Nannaco harmless for any liability under federal and state securities laws and common law resulting from their payments to Harold Crum. In April 2000, the individuals agreed to convert the debt into common stock of Nannaco. A total of 434,000 shares were issued for conversion of these debts.

         Transactions with a Principal Shareholder


In April 2000, Nannaco sold 500,000 shares of its common stock to the Joy Foundation in conversion of a debt of $250,000. In June 2000, Nannaco sold
943.400 shares of its common stock to the Joy Foundation in a private placement. As a result of these transactions, the Joy Foundation currently holds 9.6% of our outstanding common stock.. The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.


Indemnification of Officers and Directors from Liability under the Securities Act of 1933
-----------------------------------------------------------------------------

The Nannaco Articles of Incorporation permit Nannaco to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this Prospectus, Nannaco will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.

        Market for Nannaco's Common Stock and Related Stockholder Matters


Market Information/Penny Stock Rules: Nannaco's common stock is not listed for trading on any recognized market. We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Securities Holders: As of October 25, 2001, Nannaco had 38 holders of record of its common stock of which 11,099,000 are restricted securities held by three members of Management which have held the shares for less than one year. There are presently 14,957,600 shares of common stock outstanding as of October 25, 2001.

Dividend Plans: Nannaco paid no common stock cash dividends and has no current plans to do so.

Dilution

At September 30, 2000, the net tangible book value of our common stock was $331,230 or $0.02 per share. Assuming a public offering price of $1.00 per share by the Selling Securities Holders, there would be an immediate dilution of $0.98 per share or 98% to new investors. The actual price per share sold will be determined by each Selling Securities Holder and may be higher or lower than $1.00. Investors should be aware they are likely to experience approximately 100% dilution of the net tangible book value of their investment.


Settlement of Potential Claims by Issuance of Common Stock

In the first quarter of 1999, Nannaco engaged the services of Harold T. Crum, a resident of Houston, Texas to assist with capital formation and provide advise as to Nannaco being a publicly held company. Mr. Crum and several of his associates were issued 3,000,000 shares of common stock for these purposes. Subsequently four individuals contacted Nannaco to determine the status of their investment in Nannaco made through Mr. Crum. Nannaco never received any funds from Mr. Crum for these investments and in July 1999, Nannaco terminated its relationship with Mr. Crum. In March 2000 Nannaco completed the one million to one reverse split of its outstanding common stock in order to eliminate the shares paid to Mr. Crum and his associates. Nannaco subsequently learned that Mr. Crum was on probation from the District Court of Harris County, Texas for a conviction of offense of engaging in organized crime in connection with defrauding an IBM computer financing program. Nannaco believes that Mr. Crum's engagement as a consultant on publicly held company matters and his interstate travel on behalf of Nannaco violated the terms of his probation. In June 1999 Nannaco promised to pay these four individuals a total of $227,000. The promise to pay were given in consideration of the individuals' agreement to hold Nannaco harmless for any liability under federal and state securities laws and common law resulting from their payments to Harold Crum. In April 2000, the individuals agreed to convert the debt into common stock of Nannaco. A total of 434,000 shares were issued for conversion of these debts.

                            Description of Securities

Common Stock
------------

Nannaco is authorized to issue 50,000,000 shares of Common Stock, $.001 par value. There are presently 14,957,600 shares of common stock outstanding as of October 25, 2001. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Nannaco, the holders of the Common Stock are entitled to receive the net assets of Nannaco in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of Nannaco. The outstanding shares of Common Stock will not be subject to further call or redemption and will be fully paid and non-assessable.

Preferred Stock
---------------

Nannaco is authorized to issue up to 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding as of October 25, 2001. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of Nannaco upon liquidation.

Convertible Promissory Notes

In September 2000, Nannaco issued three convertible promissory notes in the total principal amount of $345,400. convertible promissory notes accrue interest at the rate of ten percent per annum and matured on September 25, 2001. The notes may be converted into common stock at a price per share equal to the five day average closing bid price for Nannaco's common stock prior to the date of a Notice of Conversion.

                            Selling Securities Holders

The following selling securities holders whose shares have been registered for public resale under the registration statement are set forth below:

Selling Securities     Securities Owned       Shares / %         Shares / %
Holder                     And Offered        Before Off.        After Offering

James Letsos, III               35,000         70,000 / *        35,000 / *
Dave Lennox                     30,000         60,000 / *        30,000 / *
Vinh Bao-Phong                   2,000          2,000 / *             0 / *
Eugenio Aguilar                  5,000          5,000 / *             0 / *
Linda Conley                     3,000          3,000 / *         3,000 / *
Edward Canahuati                10,000         10,000 / *        10,000 / *
Cameron Cappleman                1,000          1,000 / *          ,000 / *
Kenneth Davidson               200,000        416,000 / 2.6%    216,000 / 1.3%
Joseph Shunta                   40,000         80,000 / *        40,000 / *
The Joy Foundation             590,000      1,443,400 / 9.3%    853,400 / 5%
Robert Welch                     5,000          5,000 / *             0 / *
John Starnes                    15,000         15,000 / *             0 / *
Joseph Butler                   15,000         15,000 / *             0 / *
Ralph Polito                    15,000         15,000 / *             0 / *
Arthur W. Hughes                 2,000          2,000 / *             0 / *
Dwayne Muzny                     1,000          1,000 / *             0 / *
Michael Mason                    3,000          3,000 / *             0 / *
Jeff Sergent                     2,300          2,300 / *             0 / *
Hector Moreno                    5,000          5,000 / *             0 / *
Brad Stapp                       1,000          1,000 / *             0 / *
Brett Vallery                    1,000          1,000 / *             0 / *
Johnny Alexander                 2,000          2,000 / *             0 / *
Long H. Nguyen                   5,000          5,000 / *             0 / *
Roger N. Schmidt                50,000         50,000 / *             0 / *
Lavon Dan Baker                  4,500          4,500 / *             0 / *
Robert Martin                    1,200          1,200 / *             0 / *
Richard Beymer                     200            200 / *             0 / *
Carlivegen Enterprises         250,000        500,000 / 5.2%    250,000 / *
                               ------
Total                        1,495,000


The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.

Carlivegan Interprises is an unincorporated business trust organization. Genevieve Schiffmann is the managing director.

None of the selling securities holders have never held any position, office, or other material relationship with the Company.

The selling securities holders do not own any other securities of Nannaco.

                 Selling Securities Holders Plan of Distribution

Selling security holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the selling securities holders.

The distribution of the selling securities holders shares may be effected from time to time in one or more transactions that may involve crosses or block transactions. These transactions may occur in any of the following ways:

1.   In Market Transactions;

2.   In Privately Negotiated Transactions with Investors;

3. Through the writing of options on the shares, whether such options are listed on an options exchange or otherwise.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the selling securities holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securities holders or commissions from purchasers of the shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved. Nannaco is not aware of any plan, agreement or understanding to use underwriters in the distribution of the shares. In the event an underwriter or underwriters are added to the offering, Nannaco will file a post effective amendment to reflect the underwriter's involvement in the offering.


Selling securities holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

Selling securities holders may pledge their shares from time to time in connection with such selling securities holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus.

The Company will not receive any of the proceeds from the sale of any of the shares by the selling securities holders.

Under the Exchange Act and applicable rules and regulations, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, the selling securities holders will be subject to applicable provisions of the Exchange Act and the rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 Transfer Agent

The transfer agent with respect to the shares is ComputerShare Investor Services, Inc., Lakewood, Colorado.


                                  Legal Matters

The legality of the securities of the Company offered have been passed on for Nannaco by Dennis Brovarone, Attorney at Law, Littleton, Colorado.


                          Independent Public Accountant

The balance sheet as of September 30, 1999 and 2000 and the related statements of income, retained earnings, and cash flows incorporated by reference in this prospectus, have been included herein in reliance on the report of James J. Taylor Certified Public Accountant given on the authority of that firm as experts in auditing and accounting.

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro


For the year ended September 30, 2000 and for the period beginning October 20, 1998 (date of inception) and ending September 30, 1999


TABLE OF CONTENTS                                                     PAGE
                                                                     NUMBER

Independent Auditors' Review Report on Basic Financial Statements      F-1

Financial Statements:

        Balance Sheet                                                  F-2

        Statements of Income and Retained Deficit                      F-4

        Statement of Cash Flows                                        F-5

        Statement of Stockholders' Equity                              F-6

        Independent Auditors' Notes to Financial Statements            F-7



Unaudited Financial Statements for the six month periods ended June 30, 2001 and 2000


        Balance Sheets                                                 F-24

        Statements of Operation and REtained Deficits                  F-26

        Statements of Cash Flows                                       F-27

        Statements of Stockholders' Equity                             F-28

        Notes to Unaudited Financial Statements                        F-29

                                 JAMES J. TAYLOR
                           Certified Public Accountant


                Report of Independent Certified Public Accountant


The Board of Directors
NANNACO, INC.
9739 Cobb St.
San Antonio, Texas 78217

I have audited the balance sheet of NANNACO, INC. (a Texas corporation and development stage company) as of September 30, 2000 and 1999, and the related statements of operation and retained deficits, statement of cash flows, and the statement of stockholders' equity for the year ended September 30, 2000, and the period from October 20, 1998 (the date of inception) and ended September 30, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my examination.

I conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. My audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

As discussed in Note 14 to the financial statements, certain errors resulting in overstatement of previously reported benefit for income taxes and understatement of organization expenses as of September 30, 1999, were discovered during the current year. Accordingly, the September 30, 1999 financial statements have been restated and an adjustment to retained deficit has been made to correct the error.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NANNACO, INC. as of September 30, 2000 and 1999, and the results of its operations, changes in retained earnings, and cash flows for the year ended September 30, 2000, and the period beginning October 20, 1998 (date of inception) and ended September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming NANNACO, Inc. will continue as a going concern. As shown in the financial statements, the Company has a deficit from operations for the period of October 20, 1998 (date of inception) through September 30, 1999, in the amount of $131,495, and for the year ending September 30, 2000, in the amount of $2,993,729. These conditions raise substantial doubt about the Company's continued existence. The financial statements do not include any adjustments that might result form the outcome of these uncertainties.

September 14,2001

                                                James J. Taylor
                                                ----------------
                                                Certified Public Accountant
                                                New Braunfels, Texas



             555 IH 35 South, Suite 312 * New Braunfels, Texas 78130
                   Telephone(830)624-0100 * Fax (830)624-0300
                     e-mail address: james_j_taylor@msn.com

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                          September 30, 2000 and 1999


                                     ASSETS
                                     ------


                                                      September      September
                                                       30, 2000       30, 1999
                                                      ---------      ---------
Current Assets:
  Cash on hand and in banks                            $      0       $  2,403
  Certificates of deposit                                40,624          5,000
  Cash held in escrow                                     2,472
  Accounts receiveable
     Trade                                               20,304        174,364
     Trade receiveable reserve                                           2,634
     Other                                                              27,087
                                                       --------       --------
     Total accounts receiveable                          20,304        204,085
                                                       --------       --------

Investment in mutual funds (at fair market value
   cost at September 30, 2000, $255,555)               $267,913             0


Other Current Assets:
   Prepaids and deposits                                117,325         32,246
                                                       --------        -------
        Total current assets                            448,638        243,734

Fixed Assets:
   Equipment and fixtures                               192,485        132,489
   Vehicles                                              66,714         48,045
   Less:accumulated depreciation                        (58,924)       (26,925)
                                                        -------        -------
        Net property and equipment                      200,275        153,609

Other Assets:
   Notes receivable - investors                          51,000              0
   Accrued interest on investors notes receivable         1,013
                                                        -------        -------
Total Other Assets                                       52,013              0

TOTAL ASSETS                                           $700,926       $397,343
                                                       ========       ========


            See Accountants' Report and Note to Financial Statements

                                      -F-2

                                  NANNACO, INC
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                          September 30, 2000 and 1999


                      LIABILITIES AND STOCKHOLDER'S EQUITY


                                                                      September     September
                                                                       30, 2000      30, 1999
Current Liabilities:                                                  ---------    ----------
   Bank overdrafts                                                      $10,651        $8,623
   Accounts payable - trade                                              23,134         4,212
   Loan payable - brokerage firm                                        132,797         8,675
   Current portion of notes payable                                      83,408        21,838
   Sales taxes payable                                                   27,367        29,832
   Payroll taxes accured and/or withheld                                 50,432        10,991
                                                                      ---------      --------
                           Total current liabilities                    327,789        84,171

Long-Term Liabilities:
  Installment notes payable                                              39,514        29,581
  Notes payable - banks (lines of credit)                                72,430        40,000
  Notes payable - individuals                                                          32,950
  Less: current portion                                                 (83,408)      (21,838)
                                                                      ---------      --------
                          Net long-term debt                             28,536        80,693
                                                                      ---------      --------
Other Liabilities:
  Loans from shareholders                                                     0       234,936
                                                                      ---------      --------
                                      Total liabilities                 356,325       399,800

Stockholders' Equity:
   Common stock (1,000 shares $1 par value  authorized 0 shares issued and outstanding at 09/30/00.
      200 shares issued and outstanding at 09/30/99)                                     200
     (50,000,000 shares $0.001 par value authorized,
      14,957,600 shares issued and outstanding at
      09/30/00, 19,999,800 shares issued and outstanding
      at 09/30/99)                                                       14,958        19,999
   Preferred stock - 10,000,000 shares authorized, none issued
      and outstanding                                                         0             0

   Paid in surplus                                                    3,379,829       108,839
   Retained earnings                                                 (3,050,186)     (131,495)
                                                                   ------------   -----------

        Total stockholder's equity                                      344,601        (2,457)
                                                                   ------------   -----------
TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                              $700,926      $397,343
                                                                   ============   ===========

            See Accountants' Report and Note to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
                   For the year ended September 30, 2000 and
 the Period of October 20, 1998 (date of inception) through September 30, 1999



                                                                September       September
                                                                 30, 2000        30, 1999
                                                                ---------       ---------
Income:
  Revenue                                                        $277,613        $386,929
  Less:  refunds and adjustments                                   (2,975)         (8,707)
                                                                 --------        --------
                Total                                             274,638         378,222


Cost of Sales:
     Wages                                                        366,382         206,906
     Supplies                                                      89,532          60,229
     Contract labor                                                30,993          16,844
                                                                 --------        --------
                 Total cost of sales                              486,907         283,979
                                                                 --------        --------

Gross Profit (Loss)                                              (212,269)          94,243

Administrative and General:
     Advertising and public relations                              54,437           8,696
     Bank charges and wire fees                                     3,931           4,014
     Consulting fees                                            1,049,000               0
     Cost of debt converted stock                                 509,500               0
     Gas, fuel and oil                                             35,122          22,341
     Bad debt expense                                             139,762               0
     Bonus expense                                                  3,750           3,860
     Depreciation                                                  37,752          26,925
     Dues and subscripitions                                       10,311           2,908
     Equipment rental                                               7,055           2,340
     Factoring fees                                                     0          12,238
     Insurance                                                     28,352          10,099
     Claim settlement expense                                     435,000               0
     Legal and professional                                        35,447           7,827
     Meals and entertainment                                        6,945           1,067
     Miscellaneous                                                 18,076           2,196
     Office supplies                                               18,900           6,384
     Officer compensation                                         136,500          14,080
     Organization expense                                               0          20,315
     Payroll tax expense                                           36,865          18,711
     Rent                                                          53,487          23,013
     Repairs and maintenance                                       26,421          23,854
     Other taxes                                                    5,506             640
     Stock registration expense                                     1,924
     Supplies and tools                                                             1,170
     Telephone                                                     33,864           9,471
     Trade show expense                                             1,967               0
     Travel and entertainment                                      16,541           1,125
     Utilities                                                      2,562             408
                                                                 ---------       ---------

                Total administrative and general expenses       2,708,980         223,682
Income (Loss) from Operations                                  (2,921,247)        (129,439)

Other Income (Expense)
    Interest income                                                 2,692               87
    Divivdend income                                                  672                0
    Loss on disposition of securities                                (321)               0
    Interest Expense                                              (12,845)          (2,143)

    Unrealized gains (losses) on mutual funds                      12,358                0
                                                                ---------         --------
                Total other income (expense)                       (2,556)          (2,056)
                                                                ---------         --------

Net Income (Loss)                                              (2,918,691)        (131,495)

Retained deficit, beginning of period                            (131,495)               0
                                                            -------------       ----------

Retained Deficit, End of Period                               ($3,050,186)        (131,495)
                                                            =============       ==========

Net (loss) per share of common stock                             ($0.2916)        ($0.0260)
                                                            =============       ==========



           See Accountants' Report and Notes to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                            Statements of Cash Flows
                   For the year ended September 30, 2000 and
 the Period of October 20, 1998 (date of inception) through September 30, 1999




                                                                       September   September
                                                                        30, 2000    30, 1999
                                                                      ----------   ---------
Cash flows from operating activities:
Net income (loss)                                                     (2,918,691)   (131,495)
    Adjustments to reconcile net income to net cash
    provided by operating activities:
     Non-cash items:
        Depreciation                                                      37,752      26,925
        Common stock issued for services                                       0      19,999
        Consulting fees                                                1,049,000           0
        Cost of debt converted to stock                                  509,500           0
        Claims settlement expense                                        435,000           0
                                                                      ----------    --------
                                                                       2,031,252      46,924
                                                                      ----------    --------

        (Increase) decrease in certificates of deposit                   (35,624)     (5,000)
        (Increase) decrease in accounts receivable - trade               154,060    (174,364)
        (Increase) decrease in accounts receivable - reserve               2,634      (2,634)
        (Increase) decrease in accounts receivable - other                24,615     (27,087)
        Increase in bank overdraft                                         2,028       8,623
        (Increase) decrease in mutual fund shares                       (255,555)          0
        (Increase) in fair market value of mutual fund shares            (12,358)          0
        (Increase) in prepaid expense and deposits                       (85,079)    (32,246)
        Increase (decrease) in accounts payable                           18,922       4,212
        Increase (decrease) in loans payable - brokerage firm            124,122       8,675
        Increase (decrease) in current portion of long-term debts         61,570      21,838
        Increase (decrease) in sales taxes payable                        (2,465)     29,832
        Increase (decrease) in payroll tax liabilities                    39,441      10,991
                                                                      ----------    --------
           Total adjustments                                           2,067,563    (110,236)
                                                                      ----------    --------

           Net cash provided (used) by operating activities             (851,128)   (241,731)

Cash Flows from investing activities:
    Cash advances to stockholders, and related accrued interest          (52,013)          0
    (Purchase) of fixed assets                                           (84,418)   (180,534)
                                                                      ----------    --------

           Net cash provided (used) by investing activities             (136,431)   (180,534)

Cash Flows from financing activities:
    Proceeds (repayment) long-term debts
        Loans from shareholders                                         (234,936)    234,936
        Proceeds - Installment obligations                                17,034      29,581
        (Repayment) - Installment obligations                             (5,440)          0
        Current portion to current liabilities                              (256)    (10,722)
        Proceeds - Bank lines of credit                                   50,850      40,000
        (Repayment) - Bank lines of credit                               (20,080)          0
        Current portion to current liabilities                           (61,314)    (11,116)
        Loans from individuals                                           (32,950)     32,950
                                                                      ----------    --------
                                                                        (287,092)    315,629
                                                                      ----------    --------

    Proceeds (redemption) of common stock:
        Initial capitalization                                                 0       1,000
        Redemption of fractional shares conversion from $1.00
           par value to $0.001 par value                                 (14,800)          0
        Proceeds from private placement (net of cost of                        0
           placement of $314,072)                                        921,453
        Proceeds from debt conversion (net of cost of                          0
          conversion of $154,105)                                        365,595
        Stated value of equipment contributed in excess of value of
           common shares                                                       0     108,039
                                                                      ----------    --------

           Net cash provided (used) by investing activities              985,156     424,668
                                                                      ----------    --------

Net increase (decrease) in cash and equivalents                           (2,403)      2,403

Cash and equivalents, beginning of period                                  2,403           0
                                                                      ----------    --------

Cash and equivalents, end of period                                            0       2,403
                                                                      ==========    ========


Schedule of noncash financing and investing activities:
    Common stock issued for services                                   1,049,000      19,999
    Cost of claims settlement                                            435,000           0
    Cost of debt conversion                                              509,500           0
                                                                      ----------    --------
                                                                       1,993,500      19,999
                                                                      ==========    ========



            See Accoutants' report and Notes to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                       Statements of Stockholders' Equity
             For the Period of October 20, 1998 (date of inception)
                           through September 30, 2000



                                                    SHARES COMMON STOCK                            DOLLARS
                                            ---------------------------------    --------------------------------------------------
                                            1.00 PAR    0.001 PAR    TOTAL       1.00      0.001     PAID IN    RETAINED
DATE                                           VALUE        VALUE   SHARES       STOCK     STOCK     SURPLUS    DEFICIT       TOTAL
----                                        --------    ---------   -------      -----     -----     -------    --------      -----
         Balance at October 1, 1998                                               $ 0       $ 0          $0         $0           $0
10/20/98 Original capitalization                500                    500        500                   500                   1,000
10/20/98 Property contributed by stockholder      0                      0                          108,039                 108,039
02/15/99 Surrendered certificates              (300)                  (300)      (300)                  300                       0
06/1/99 Issued for services                            19,999,800   19,999,800           19,999                              19,999
09/30/99 Loss for period ending 09/30/99                                                                        (131,495)  (131,495)
                                              --------------------------------------------------------------------------------------
                     Total 09/30/99             200    19,999,800   20,000,000    200    19,999     108,839     (131,495)    (2,457)
03/10/00 Reverse split (1,000,000 TO 1)        (200)  (19,999,788) (19,999,988)                                                   0
                                              --------------------------------------------------------------------------------------
                     Sub Total                    0            12           12    200    19,999     108,839     (131,495)    (2,457)
03/31/00 Forward split (1 to 1,000,000)           0    11,999,988   11,999,988                                                    0
         Fractional redemption                                                   (200)                  199                      (1)
         Fractional redemption                                                           (7,999)     (6,800)                (14,799)
                                              --------------------------------------------------------------------------------------
                                                  0    12,000,000   12,000,000      0    12,000     102,238     (131,495)   (17,257)

05/22/00 Shares issued for services                        50,000       50,000      0        50   1,048,950               1,049,000
05/22/00 Shares issued for claim settlement               435,000      435,000              435     434,565                 435,000
05/22/00 Shares issued for debt                         1,029,200    1,029,200            1,029   1,028,172               1,029,201
                  less $154,105 costs                                               0              (154,105)               (154,105)

07/13/00 Shares sold at private placement               1,443,400    1,443,400      0     1,444   1,234,081               1,235,525
              less $314,072 costs                                                                  (314,072)               (314,072)
09/30/00 Fiscal year transactions
09/30/00 Loss for FYE 09/30/00                                                                                (2,918,691)(2,918,691)
                                              --------------------------------------------------------------------------------------
                     Total 09/30/00               0    14,957,600   14,957,600    $ 0   $14,958  $3,138,239   (3,050,186)    344,601
                                              ======================================================================================


           See Accountants' report and Notes to Financial Statements

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 1 - GOING CONCERN
------

     The accompanying financial statements of NANNACO, Inc. (a developement stage company) have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has devoted substantially all of its efforts to financial planning, raising capital, diversification of services, and developing markets for existing and expanded services. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be neccessary, if the Company is unable to continue as a going concern.

     The Company has taken drastic steps to curtail the operating losses for future periods. These steps include the reduction (not deferrals) of officers, directors and key personnel salaries, as well as drastic cuts in every expense classification, where possible. Additionally, concentration has been focused on the sources of current customers and business, instead of spending time and money on new, untried sources of customer acquisition. Additionally, a three phase plan of business development has been implemented to increase current market share of existing business, extending to new geographic areas, and shifting focus to business segments which are not as weather sensitive, as is the current business core. With these plans in place, as well as guarding against additional one time charges to income, it is hoped the Company will be able curtail its operating losses.




Note 2 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
------
         POLICIES

   A.    ORGANIZATION AND NATURE OF THE BUSINESS

     NANNACO, INC. (The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings, operating under the trade name of Surface Pro in order to relate to the principal business activity, since the NANNACO name does not indicate the type of business.


    B.   REVENUE AND COST RECOGNITION

     The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received. The criteria for recording a sale is that all agreed services have been provided. .

     Supplies and materials are purchased and consumed as necessary.


                                  (Continued)

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


     B. REVENUE AND COST RECOGNITION (Continued)

     The Company warranties its service within the standards and customs of the industry. Refunds and adjustments are recognized when granted. No liability is accrued for this purpose and the adjustments and refunds are recorded on a cash basis. Due to the immaterial amount of the adjustments and refunds, management does not feel that this is a misleading method.

     C.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives.

     D.   SALES OF ACCOUNTS RECEIVABLE

     The Company entered into a contract in December, 1998, to sell certain of its accounts receivable as a means of facilitating cash flow and generating working capital. The terms of the contract call for the establishment of a reserve account for charge backs in an amount equal to ten percent (10%) of the accounts sold. This amount is refunded in varying percentages based on the collection of the purchaser. The Company's reserve may also be charged for any account not collected in 90 days. As of September 30, 1999, the Company was contingently liable on $26,340 of accounts receivable, which was secured by a reserve account totaling $2,634. This practice was terminated during the year ended September 30, 2000, and at that date there were no accounts sold, therefore no reserves are withheld and no potential future liability exists for uncollected accounts.

    E.    PROPERTY AND EQUIPMENT

     Equipment and vehicles are stated at cost. Depreciation is calculated on the straight- line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

    F.    FEDERAL INCOME TAXES

     Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income.

                                  (Continued)

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)




     F. FEDERAL INCOME TAXES (Continued)

     These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes. Due to the accumulated deficit from inception to September 30, 2000, no deferred taxes or benefit from income taxes has been provided.

Note 3 - CERTIFICATES OF DEPOSIT
------

     On April 16, 1999, the Company invested $5,000.00 in a certificate of deposit at Frost National Bank for one year at the interest rate of 3.8%. This certificate is pledged as security for a $5,000.00 line of credit, which at September 30, 1999, was in full use by the Company. This certificate matured April 16, 2000, paying $190 in interest, and was renewed at a rate of 5.5% per annum, but was redeemed on July 6, 2000, including $56 interest income.

     On June 23, 2000, the Company invested in two certificates of deposit in the amounts of $20,000 each, earning interest at the rate of 5.75% annually. These certificates mature in one year from the date of purchase. Both certificates secure notes payable and have interest income accrued in the amount of $312 each at September 30, 2000.

Note 4 - CASH HELD IN ESCROW
------

     On June 12, 2000, an amount of $20,000 was deposited into the Company attorney's escrow account for the payment of Company expenses associated with the attorney's activities. To September 30, 2000, expenses in the amount of $17,528 have been paid out by the attorney for Company benefit. This leaves the balance at $2,472 on deposit. All of this activity has been included in the Company's books.

Note 5 - ACCOUNTS RECEIVABLE
------

    A.   ACCOUNTS RECEIVABLE - TRADE

     The trade accounts receivable are recorded by the date of the invoice, which is the date the work is completed. The terms on the invoices are due upon completion, unless other arrangements are made prior to the beginning of the project. At September 30, 2000, the balance of trade receivables was $20,304, which is deemed to be 100% collectible in full. At September 30, 1999, there was a balance of $174,364 due, of which $150,000 has been determined to be uncollectible. Texas sales taxes on this amounted to $10,238, therefore the charge against income was $139,762.


   B.    TRADE RECEIVABLE RESERVE

     In compliance with the agreement to sell receivables to a third party, an amount equal to 10% of the balances of the accounts was required to remain


                                  (Continued)

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


   B. TRADE RECEIVEABLE RESERVE (Continued)

     on deposit with the third party purchaser of the accounts. This amount was adjusted monthly to equal the specified amount. At September 30, 1999, there was a balance retained in the amount of $2,634. This amount was refunded at the end of the agreement, which terminated during the year ended September 30, 2000, and as of that date, there was no reserve deposit in existence.

     For the period ended September 30, 1999, the other receivables consisted of $87 in interest accrued on the $5,000 certificate of deposit and a $27,000 cash advance to an individual, which was repaid in the year ended September 30, 2000.

Note 6 - INVESTMENT IN MUTUAL FUNDS
------

     On July 10, 2000, an amount of $520,000 was invested, through a broker, in mutual funds and certificates of deposit in an effort to maximize earnings on idle funds. Therefore, these investments are treated as trading investments. These funds have been withdrawn as neceaary for usage in operations. During the period, funds were withdrawn as necessary to meet obligations, leaving a cost basis of $255,555 invested at September 30, 2000. This amount had a market value of $267,913at September 30, 2000. The increase in market value created an investment appreciation and an unrealized gain on investments of $12,358 at Balance Sheet date.


                                     9/30/00
                                                                  UNREALIZED
                                            MARKET                      GAIN
                          FUND              VALUE           COST       (LOSS)
                          ----              ------          ----       ------
        Davis New York Venture Class B    $85,962        $85,000         962
        Pimco Innovation Fund              87,867         85,555       2,312
        MFS Utilities Fund Cl B            94,084         85,000       9,084
                                           ------         ------       -----
                                         $267,913       $255,555    $ 12,358
                                         ========       ========    ========



     Beginning in August, 2000, the Company was allowed to draw cash amounts as needed, using the invested funds as security. As of September 30, 2000, funds in the amount of $132,797 had been withdrawn (see Loans Payable - Brokerage Firm) and was secured by the mutual funds investment. Interest in the amount $653 at the rate of 9.625% was charged for the month of September, 2000.

     For subsequent activity and status of the Investment in Mutual Funds, see subsequent events note, Note 19, Page 22.



                                  (Continued)

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)





Note 7 - PREPAIDS AND DEPOSITS
------
     The following schedule details the content of the asset Prepaids and
     Deposits:

                                                      09/30/00     09/30/99
                                                     ---------    ---------
         Final month's rent on warehouse             $   1,600     $  1,600
         Prepaid office lease                           24,480
         Prepaid consulting fees                                     25,000
         Prepaid legal fees                             87,382
         Prepaid interest on installment loan            3,863        5,646
                                                     ---------    ---------
            Total prepaids and deposits               $117,325      $32,246
                                                     =========    =========

     The final month's rent on warehouse facility will be absorbed the last month of occupancy of the facility, and the amount will become an expense at that time.

     The prepaid office lease consists of the unamortized portion of a year's lease in the amount of $34,632 on the Company's office facility. The year's lease was prepaid in full on June 14, 2000, with the lease on the premises beginning on June 15, 2000, and continues for a period of twelve months. Each calendar month, 1/12 of the total amount is taken into expense.

     The prepaid consulting fees at September 30, 1999, was for services to be rendered to the Company during the year ended September 30, 2000. The services were rendered and the amount taken to the proper expense.

     The prepaid legal fees was the result of an agreement between the Company and their legal counsel. A retainer of $100,000 was paid to the attorney for future services and applicable expenses. An amount of $5,000 per month plus expenses was to be taken into income by the attorney and a like amount expensed for legal expense by the Company. At September 30, 2000, an amount of $12,618 had been treated in this manner, leaving the amount shown as prepaid. On December 5, 2000, subsequent to the period covered in this report, the attorney has refunded $45,000 to the Company, which will reduce the amount prepaid at that time. This attorney is retained for SEC compliance issues, including prior placements and offerings, registration statements and other SEC issues. There is no litigation pending at this time.

     The prepaid interest amount carried on the balance sheet is the interest included in an installment loan on a vehicle purchased by the company. The amounts taken to expense each period are based on the straight line method over the life of the loan.


                                  (Continued)
                                      F-11

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 8 - EQUIPMENT AND FIXTURES AND VEHICLES
------
     Fixed assets are recorded at cost and are summarized as follows:

                                                  09/30/00            09/30/99
                                                 ---------           ---------
          Equipment                              $ 192,485           $ 132,489
          Vehicles                                  66,714              48,045
                                                 ---------           ---------
             Total Fixed Assets (at Cost)        $ 259,199           $ 180,534
          Less Accumulated Depreciation from
             Inception (October 20, 1998) to
             September 30, 2000                    (58,924)            (26,925)
                                                 ---------           ---------
       Net Fixed Assets at September 30, 2000     $200,275            $153,609
                                                 =========           =========

     Depreciation expense charged against operations for the period ending September 30, 1999 totaled $26,925 and $37,752 for the year ended September 30, 2000.

Note 9 - Other Assets
------
     A.  Notes Receivable - Investors
         The Company has made advances to four of its investors in the amount of $51,000 at September 30, 2000. These cash advances were secured by promissory notes signed on February 14, 2001, and are due on January 1, 2003. These notes carry the provision of 9.75% per annum interest from the date of the advance to the due date.

     B.  Accrued Interest on Notes Receivable - Investors
         Interest accrual on Investors Notes Receivable retroactively accrued on the advances to investors from the date of the advance to September 30, 2001. This interest is due on January 1, 2003, along with the principal.


Note 10 - CURRENT LIABILITIES
------

  A. Bank overdrafts on September 30, 2000 and September 30, 1999 in the amounts of $10,651 and $8,623 respectively, were created by the practice of writing checks at the end of the month and clearing the overdrafts by the first banking day of the following month.

  B. Trade accounts payable of $23,134 and $4,212 for September 30, 2000 and September 30, 1999 were the amounts owed to suppliers, utilities and other monthly operating expenses at the end of the periods. These amounts are cleared during the month following the purchase.

  C. At September 30, 1999, the other accounts payable consisted of an accumulation of payroll deductions from employees which were expended for the benefit of the employee during the following year.


                                  (Continued)
                                      F-12

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)





Note 10 - CURRENT LIABILITES(Continued)
-------

     D. Accrued interest on loans and notes payable is accrued from the date of the last payment through September 30, 2000. The detail of this accrual through September 30, 2000, is as follows:

         Loans payable - paid through 09/30/00              $   0
         Frost Bank Line of Credit #1                         312
         Frost Bank Line of Credit #2                         312
         Installment note - Bank One                          935
         Bank One Line of Credit                              783
                                                           ------
             Total accrued interest payable at 09/30/00    $2,342
                                                           ======

          The interest on the Auto One note is included in the balance and prepaid interest account. This is expensed on a monthly basis and has been expensed through September 30, 2000.

     E. The accumulations in Sales Taxes Payable and Payroll Taxes Accrued and/or Withheld are the amounts due to government agencies for taxes. The Sales Taxes due is the aggregate unremitted amount due to the State of Texas for sales taxes applicable to commercial jobs. The Payroll Taxes are the employees' portions and the employers' portion of payroll taxes.

     F.  LOANS PAYABLE
         Loans payable for September 30, 2000, in the amount of $132,767, is the amount owed to the brokerage firm cash account, secured by mutual funds held by the firm. See Note 20, Subsequent Events, Page 24. Interest charges on the outstanding balance is added to the Company's account at the end of the month. For September 30, 2000, the interest is included in the balance of the loan amount owed by NANNACO, Inc.


Note 11 - LONG TERM LIABILITIES
-------

    A.  INSTALLMENT NOTES PAYABLE
          Installment obligations consist of two notes payable. The first note is secured by a vehicle and the endorsement of the Company President, for the purchase of a truck to transport Company equipment from one job site to another. Interest on this obligation is included in the note balance, and capitalized as a deferred charge. This interest is being amortized straight-line method over the term of the note. As of September 30, 2000 and 1999, the details are as follows:

                                  (Continued)
                                      F-13

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 11 - LONG TERM LIABILITIES (Continued)
-------
  A. INSTALLMENTNOTES PAYABLE(Continued)
          Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.

                                                 09/30/00        09/30/99
                                                 --------        --------
               Original Amount                    $23,400         $23,400
               Current Balance                    $10,140         $15,580
               Long-Term Portion                  $ 5,460         $10,900
               Portion due in twelve months       $ 4,680         $ 4,680
               Interest rate                        20.75%          20.75%
               Unamortized interest at 09/30      $ 3,863         $ 5,646


         At September 30, 1999, a second note payable was secured by the guarantee of the Company President and is payable to Frost National Bank. Interest, at the rate of 10% per annum, is not included in the balance and is taken into expense as it paid. This note is payable in 21 monthly installments at the amount of $750.00 each. This note was retired during the year ended September 30, 2000. The details as of September 30, 1999 were as follows:

                           Original Amount                    $14,000
                           Long-Term Portion at 09/30/99      $ 6,042
                           Portion due in twelve months
                                    at September 30, 1999     $ 7,958
                           Interest Rate                           10%
                           Due Date                           Monthly
                           Balance September 30, 2000$            -0-

         On February 19, 2000, an installment loan was obtained from Bank One. This note is secured by the personal guarantee of the Company president and is payable in sixty monthly installments of $745 each. The interest rate is 10% per annum. The details at September 30, 2000 are as follows:

                           Original Amount                    $35,000
                           Current Balance                    $29,374
                           Long-Term Portion                  $23,076
                           Portion due in twelve months       $ 6,298
                           Interest Rate                           10%
                           Due Date                           Monthly


                                  (Continued)
                                      F-14

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 11 - LONG TERM LIABILITIES (Continuted)
-------
    B.   NOTES PAYABLE - LINES OF CREDIT

         At September 30, 1999, the Company has established a line of credit with two banks. The Frost National Bank note is secured by a certificate of deposit (Note 3). The details on the Frost National Bank loan are:

                 Original Amount                     $5,000
                 Long-Term Portion at 09/30/99          -0-
                 Portion due in twelve months
                         at September 30, 1999       $5,000
                 Interest Rate                         11.8%
                 Balance at September 30, 2000       $  -0-

         The Bank One line of credit loan was originated on July 15, 1999, and was secured by the personal guarantee of the Company president. The due date is July 15, 2001, with interest at prime plus 1.25% to be paid monthly.

              Available Amount                    $35,000
              Balance September 30, 2000          $34,980
              Long-Term Portion at 09/30/00       $   -0-
              Portion due in twelve months
                      at September 30, 2000       $34,980
              Interest Rate                       Prime plus 1.25%
              Due date                            07/15/01

         Additionally, on June 21, 2000, the company established two new line of credit notes with the Frost National Bank. These notes are identical in structure and allow draws up to $20,000 each. Both notes are secured by certificates of deposit (See Note 3). The two notes are due June 21, 2001 and both require interest on the outstanding balance at the rate of 9.5% per annum. The summary of both notes is as follows:

                                                Note #1     Note #2

             Available Amount                   $20,000     $20,000
             Balances at 09/30/00               $19,450     $18,000
             Long-Term Portion at 09/30/00      $   -0-     $   -0-
             Portion Due in Twelve Months       $19,450     $18,000
             Interest Rate                          9.5%        9.5%
             Due Dates                         06/21/01    06/21/01



                                  (Continued)
                                      F-15

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 11 - LONG TERM LIABILITIES (Continued)
-------
    C.   NOTE PAYABLE - INDIVIDUAL
         The Company obtained a startup loans from an individual. This loan is due within five years of incorporation in cash or stock in the corporation. There is no provision for interest. This note was partially repaid and partially converted to common stock during the year. The note is as follows:

            Mark A. Tresch                              $ 32,950
                                                        ========
Note 12- LOANS FROM SHAREHOLDER
-------
         Due to the rapidly expanding business opportunities, the Company has been compelled to seek capital on an interim basis to support its expanding operation and to purchase additional equipment to meet these needs. One stockholder, Clifford Munson, has made these necessary advances in the amount of $234,936 at September 30, 1999. These loans were liquidated during the year ended September 30, 2000.

Note 13 - LEASE COMMITMENTS
-------
         The Company leases its warehouse location on an annual basis. This lease for twelve months is in the amount of $18,674, payable in monthly installments of $1,600 per month following an initial payment of $1,074. The last month's rent in the amount of $1,600 remains on deposit with the lessor.

         The Company also leases office space for its operation. This lease is for twelve months and is in the amount of $34,632, which was paid in advance. The period of the lease is from June 15, 2000 through June 15, 2001. The prepayment is amortized each month in the amount of $2,886 (See Note 7).


Note 14 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS

         The company was charted October 20, 1998 under the laws of the State of Texas. 1,000 shares of $1.00 par value common stock was authorized. Nine individuals were party to the initial capitalization of 500 shares at an issue price of $2.00 per share.

         Included in Paid-In Capital is $108,039, which represents equipment contributed by the company's president and founder. The valuation assigned by the board of directors is less than the original cost or the fair market value of the equipment.

         An additional 50,000,000 shares of $.001 par value common stock and 10,000,000 shares of $0.00 par value preferred stock was authorized in a charter amendment in 1999.

                                   (Continued)
                                       F-16

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 14 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------

         Also in 1999 the company issued 19,999,800 of the new par value ($.001 per share) common stock for services. Details as to the type of services and the number of shares is as follows:

            Summary of service                       Number of shares
            ------------------                       ----------------
            Administrative and accounting                      73,000
            Business development                            3,300,000
            Corporate attorney                              1,015,000
            Employment                                          3,000
            Company president                              12,302,800
            Procedure consultant                                3,000
            Public relations                                  300,000
            Technical advisor                                   3,000
            Trust shares for expansion                      3,000,000
                                                          -----------
               Total                                       19,999,800


         At a stockholders meeting in March of 2000 a 1,000,000 to 1 reverse stock split was approved. All certificates for under a 1,000,000 shares were canceled and the resultant amounts were refunded to the respective shareholders. Later in March a 1,000,000 to 1 forward split was declared by the board of directors.

         During 2000 the company became aware that certain individuals has raised money from five investors allegedly on behalf of the company. These investors had been promised NANNACO, INC. Common stock in exchange for cash. The company never received the funds raised from these investors. In an effort to protect the good name of the company, the board of directors agreed to honor the investment made by these individuals and issue them the appropriate number of shares in exchange for a memoranda of Agreement not to take legal action against the company. A non-cash charge of $435,000 ($1.00 per share) was made against operations for the year ending September 30, 2000.


                                   (Continued)

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 14 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------

         In exchange for consulting services, public relations the company issued 50,000 shares of new par value ($.001 per share) common stock. Consulting fees of $50,000 ($1.00 per share) was charged (non-cash) against operations for the year ending September 30, 2000.

         Also in 2000 1,029,200 shares of new par value ($.001) common stock was converted from debts held by certain individuals. Allocation of the $1,029,200 (based on an issue price of $1.00 per share) was as follows:

            ----------------------------------------------------------------
            Debt conversion                                          519,700
            ----------------------------------------------------------------
            Non-cash charge against operations                       509,500
            ----------------------------------------------------------------
                                                                   1,029,200
            ----------------------------------------------------------------
            Less cash expenses relating to conversion                154,105
            ----------------------------------------------------------------
                                                                     875,095
            ----------------------------------------------------------------

          A regulation D private placement of 1,442,400 shares of new par value ($.001) common stock was held in 2000. These shares were sold at a $1.00 per share pursuant to Rule 506 of the Securities and Exchange Commission, and this is the value ($1.00) that is the benchmark for securities transactions during 2000.

          The company president and founder also canceled 1,000,000 of his personal shares, and distributed these shares as gifts to selected individuals. Individual gifts g=ranged in size from 300 shares to 450,000 shares and were for uncompensated services rendered in assisting with the formation, organization and operation of the company in this development stage. A non-cash charge of 1,000,000 was made against operation at September 30, 2000.

 Note 15 - NET LOSS PER SHARE OF COMMON STOCK
         In the computation of the net loss per share of common stock for the period, the retroactive stock splits and other changes in equity have been taken into consideration in this computation.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 16 - ERROR CORRECTIONS

          For the period beginning October 20, 1998 (date of inception) and ended September 30, 1999, there is no basis for recording the income tax benefits or the deferred tax asset reflected in the financial statements for the period. Additionally, for the same period, it has been deemed that all of the organization expenses should be expensed in full, instead of amortized over a 60 month period, as previously recorded. Proper adjustments have been made to the proper accounts and the financial statements for the period have been restated resulting with an increase in retained deficits in the amount of $18,252 for organization expenses and $15,288 for tax benefits. These combined amounts result in a net loss per share of common stock outstanding in the amount of $0.0066 per share.

Note 17 - SEGMENTED DISCLOSURES

     A. Reportable Segments - Due to the criteria for the selection of reporting segments, NANNACO,Inc. has seven reporting segments. These segments all meet one or more of the required criteria now or in past periods. These segments are classified by the type of customer to which the services are provided. The customers are divided into two categories, which are residential customers and commercial customers. The services performed for residential customers are wood restoration, stone restoration, sealing, and pressure washing. For commercial customers the service classifications are pressure washing, environmental services, and historical restoration.


          Residential wood restoration involves wood surface preparation, including chemical or mechanical stripping. Stone restoration involves essentially the same process, except on concrete and stone surfaces. The sealing service to residential customers is the chemical finishing process applied to either stone or wood surfaces, whether or not the surface is cleaned by the Company. Pressure washing for residential customers is general water and pressure cleaning of surfaces where water reclamation procedures are not a factor and need not apply.

          For commercial customers, the pressure washing is essentially the same service as offered to residential customers, only provided to commercial (business) customers. The environmental services offered to commercial customers is spill response and/or other specialized cleaning services that require water containment or special chemical processes and waste water removal. For historical restoration services to commercial customers, NANNACO, Inc. performs services similar to a combination of residential wood restoration and residential stone restoration, plus specialized cleaning and sealing procedures for historical structures.


                                  (Continued)
                                      F-19

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 18 - SEGMENTED DISCLOSURES (Continued):


     B. Measurement of Segment Profit or Loss and Segment Assets - The accounting policies of all the segments are the same as those described in the summary of significant accounting policies. Sales revenue and cost of goods sold for each segment can be determined on a segment basis. The remaining operating expenses are general corporate expenses, but are allocated to the various segments on the basis of the same percentages as result from the allocation of the cost of sales for the individual segments. Management feels that this is a fair allocation of the general corporate expenses to give a net profit from operations for each individual segment. The allocation for interest expense is based upon the same percentages. Since all fixed assets are jointly utilized by all segments, the depreciation expense is allocated to the segments by the percentage of revenue generated by the segment. Interest income and investment revenues are common to all segments, so this also is allocated by the segment income percentage. Gains or losses on asset dispositions are also allocated by the income allocation method.

SCHEDULE OF SEGMENTED ACCOUNTS FOR THE YEAR ENDED SEPTEMBER 30, 2000:


                                        RESIDENTIAL SEGMENTS
                          --------------------------------------------------
                              WOOD         STONE                 PRESSURE
                           RESTORATION  RESTORATION  SEALING      WASHING
                           -----------  -----------  -------     --------
Net sales                     46,948      19,137      91,885      13,395
Interest income                  458         188         889         135
Dividend income                  114          47         222          34
Unrealized gain or (loss)
     On mutual funds           2,101         865       4,078         618
(Loss) on disposition
     of securities               (55)        (22)       (106)        (17)
Interest (expense)            (1,412)     (1,670)     (2,827)     (1,284)
Depreciation (expense)        (6,418)     (2,643)    (12,457)     (1,888)
Segment profits (loss)      (317,184)   (374,854)   (634,369)   (288,350)

Allocation of fixed
      assets to segments      44,064      18,144      85,535      12,960



                                  (Continued)
                                      F-20

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 18 - SEGMENTED DISCLOSURES (Continued):
SCHEDULE OF SEGMENTED ACCOUNTS FOR THE YEAR ENDED SEPTEMBER 30, 2000
(Continued)

                                          COMMERCIAL SEGMENTS
                          --------------------------------------------------
                             PRESSURE  ENVIRONMENT    HISTORIC     COMPANY
                              WASHING    SERVICES   RESTORATION     TOTALS
                              -------    --------   -----------    --------
Net sales                     18,469      64,697      20,107       274,638
Interest income                  188         646         188         2,692
Dividend income                   47         161          47           672
Unrealized gain or (loss)
     on mutual funds             865       2,966         865        12,358
(Loss) on disposition
     of securities               (22)        (77)        (22)         (321)
Interest (expense)            (1,284)     (2,441)     (1,927)      (12,845)
Depreciation (expense)        (2,643)     (9,060)     (2,643)      (37,752)
Segment profits (loss)      (288,350)   (547,864)   (432,524)   (2,883,495)

Allocation of fixed
       assets to segments     18,144      62,208      18,144       359,199




SCHEDULE OF SEGMENTED ACCOUNTS FOR THE YEAR ENDED SEPTEMBER 30, 1999:


                                      RESIDENTIAL SEGMENTS
                          --------------------------------------------
                             WOOD        STONE              PRESSURE
                         RESTORATION RESTORATION  SEALING    WASHING
                         ----------- -----------  -------    -------
Net sales                   57,086     27,085     132,750     19,346
Interest income                 13          6          31          4
Interest expense               407        150         600        150
Depreciation                 4,039      1,885       9,693      1,346
Segment profits (loss)     (19,478)    (7,176)    (28,704)    (7,176)

Allocation of fixed
      assets to segments    27,080     12,637      64,992      9,027


                                    COMMERCIAL SEGMENTS
                          ------------------------------------------
                         PRESSURE  ENVIRONMENT  HISTORIC    COMPANY
                          WASHING   SERVICES   RESTORATION   TOTALS
                          -------  ----------  ----------- --------
Net sales                 23,217     87,784     30,954     378,222
Interest income                5         21          7          87
Interest expense             150        450        236       2,143
Depreciation               1,615      6,193      2,154      26,925
Segment profits (loss)    (7,176)   (21,528)   (11,276)   (102,514)

Allocation of fixed
  assets to segments      10,832     41,523     14,443     180,534



C.  RECONCILIATION OF SEGMENTED AMOUNTS:

                                                           PERIOD ENDED
                                                           9/30/00      9/30/99
                                                           -------      -------
     Interest income                                   $     2,692    $      87
     Dividend income                                           672
     Unrealized gain (loss) on mutual funds                 12,358
     (Loss) on disposition of securities                      (321)
     Interest (expense)                                    (12,845)      (2,143)
     Depreciation (expense)                                (37,752)     (26,925)
     Segmented profits (loss)                           (2,883,495)    (102,514)
                                                       -----------    ---------

             Net income (loss) to retained earnings    $(2,918,691)   $(131,495)
                                                       ===========    =========


                                  (Continued)
                                      F-21

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Note 18 - BAD DEBT EXPENSE
        Early in its operation, the Company entered into an agreement to perform several of its services at a discounted rate, with the condition that it could be shown to prospective customers as an example of its services. This work included cleaning the premises, upgrading the offices, and a resurface of the parking area. At the reduced price, this work was priced at $139,762, and the customer was to pay all or part as it was able. Subsequently, the customer's business has declined and they have been unable to pay any amount on the invoices. It was therefore determined by management that this was an uncollectible account ant to charge it to operations for the year ending September 30, 2000.

Note 19 - SUBSEQUENT EVENTS
    A.  Investments in Mutual Funds
        In accordance with the cash necessities, the Company liquidated the substantial portion of their mutual fund investments, subsequent to the date of this Balance Sheet. These dispositions resulted in a net loss, when based on historic cost. This loss also absorbs the unrealized appreciation, which was reported at September 30, 2000. The details of the liquidation are as follows:
                                            SALES                   GAIN
         DATE     FUND                      PRICE      COST        (LOSS)
         ------------------------------------------------------------------
       10/11/00   Davis New York Venture   $10,384   $10,288       $  96
       10/11/00   Primco Innovation Fund    10,432    10,216         216
       10/11/00   MFS Utilities Fund Cl B   31,213    31,402        (189)
        01/05/01  Davis New York Venture    74,456    81,271      (6,815)
        01/05/01  Primco Innovation Fund    43,358    81,748     (38,390)
        01/05/01  MFS Utilities Fund Cl B   52,863    60,013      (7,150)
                                                                 -------
        Net loss from disposition of mutual funds subsequent
                                   To Balance Sheet date        $(52,232)
                                                                =========

        The proceeds from these transactions were used to retire the loans from the brokerage firm, as well as supplement operations.

        As of March 31, 2001, 12.30 shares of MFS Utilities Fund Class B at a cost of $155.40 and a cash balance of $1,274.26 remained on deposit in the brokerage account.

B. Conversion Notes Payable On December 7, 2000, an agreement was signed for the purchase of the Company's Convertible Promissory Note in the amount of $140,000. This note was for conversion to 140,000 shares of NANNACO, Inc. common stock, at the market price on the date of conversion. The maturity date is set as September 25, 2001 and the note contains the provision for the payment of 10% interest. $140,000 was received by the Company following the closing of the Company's books on September 30, 2000.


                                  (Continued)

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 19 - SUBSEQUENT EVENTS (Continued)
-------

B. Conversion Notes Payalbe(Continued)
        On December 11, 2000, two additional agreements were signed for the purchase of the Company's Convertible Promissory Notes in the amount of $205,500. These notes were for conversion to 205,500 shares of NANNACO, Inc. common stock, at the market price on the date of conversion. The maturity date is set as September 25, 2001 and the notes contain the provision for the payment of 10% interest. $205,500 was received by the Company following the close of the Company's books on September 30, 2000.



C. CHANGE IN FACILITIES - The Company's leases on both office space and warehouse expired on June 30, 2001. The Company terminated these leases on July 1, 2001, and moved into a combined office and warehouse space.

                                 NANNACO, INC
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                             June 30, 2001 and 2000




                                     ASSETS

                                                         June 30, 2001   June 30, 2000
                                                        --------------   -------------

Current Assets:
        Cash on hand and in banks                                    0         649,973
        Certificates of deposit                                 42,328          45,000
        Accounts receivable
              Trade                                              8,057         194,350
              Trade receivable reserve                               0               0
              Other                                              3,251         268,895
                                                             ---------      ----------
                     Total accounts receivable                  11,308         463,245
                                                             ---------      ----------

        Investment in mutual funds (at fair market value,
              cost at June 30, 2001, $1,582)                     1,582               0

        Supplies inventory                                           0          43,534

Other Current Assets:
        Prepaids and deposits                                    2,390         113,338
                                                             ---------      ----------
                     Total current assets                       57,609       1,315,090

Fixed Assets:
        Equipment and fixtures                                 190,936         141,027
        Vehicles                                                66,713          60,645
        Less: accumulated depreciation                         (94,039)        (50,105)
                                                             ---------      ----------
                     Net property and equipment                163,611         151,566
                                                             ---------      ----------

Other Assets
        Notes receivable - investors                           109,000               0
        Accrued interest - investors notes receivable            8,453               0
                                                             ---------      ----------
                                                               117,453               0
                                                             ---------      ----------

TOTAL ASSETS                                                   338,672       1,466,657
                                                             =========      ==========



                                   UNAUDITED
                                      F-24

                                  NANNACO, INC
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                             June 30, 2001 and 2000


                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                   June 30, 2001  June 30, 2000

Current Liabilities:
        Bank overdrafts                                                    5,919            0
        Accounts payable - trade                                          47,844        7,811
        Notes payable                                                    377,663       69,278
        Current portion of notes payable                                  83,319       23,480
        Sales taxes payable                                               35,076       34,684
        Payroll taxes accured and/or withheld                            102,062       83,354
                                                                       ---------   ----------
                     Total current liabilities                           651,883      218,607

Long-Term Liabilities:
        Installment notes payable                                         32,050       28,020
        Notes payable - banks (lines of credit)                           74,903       51,576
        Notes payable - individuals                                            0
        Less: current portion                                            (83,319)     (23,480)
                                                                       ---------   ----------
                     Net long-term debt                                   23,633       56,116
                                                                       ---------   ----------

Other Liabilities:
        Loans from shareholders                                                0
                                                                       ---------   ----------
                     Total liabilities                                   675,517      274,723

Stockholders' Equity:
    Common stock (1,000 shares $1 par value authorized
      0 shares issued and outstanding at 06/30/00
      and 06/30/01
     (50,000,000 shares $0.001 par value authorized,
      14,957,600 shares issued and outstanding at
      at 06/30/00 and 06/30/01)                                           14,958       14,948
    Preferred stock - 10,000,000 shares authorized, none issued
       and outstanding                                                         0
    Paid in surplus                                                    3,379,829    2,459,820
    Retained earnings                                                 (3,731,631)  (1,282,834)
                                                                       ---------   ----------
             Total stockholder's equity                                 (336,844)   1,191,934
                                                                       ---------   ----------

TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                                338,673    1,466,657
                                                                       =========   ==========


                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
                For the nine months ended June 30, 2001 and 2000



                                                     June           June
                                                   30, 2001       30, 2000
Income:
  Revenue                                           232,703        243,562
  Less: refunds and adjustments                           0         (2,900)
                                                 ----------    -----------
          Total                                     232,703        240,662
Cost of Sales:
  Wages                                             259,892        377,501
  Supplies                                           49,362         34,103
  Contract labor                                     41,793         45,778
                                                 ----------    -----------
          Total cost of sales                       351,047        457,382
                                                 ----------    -----------

Gross Profit (Loss)                                (118,344)      (216,720)

Administrative and General:
  Advertising and public relations                   18,012         25,745
  Bank charges and wire fees                          2,027          3,811
  Stock offering costs                                    0         10,641
  Consulting fees                                    27,357        247,500
  Cost of debt converted stock                            0              0
  Gas, fuel and oil                                  13,962         24,951
  Bad debt expense                                        0              0
  Bonus expense                                         875           3000
  Depreciation                                       35,114         23,180
  Dues and subscripitions                             1,294          1,177
  Equipment rental                                    7,075              0
  Factoring fees                                          0              0
  Insurance                                          18,327         20,252
  Claim settlement expense                                0        435,000
  Legal and professional                            105,559         12,229
  Meals and entertainment                                 0              0
  Miscellaneous                                       8,579            179
  Office supplies                                     9,649          6,339
  Officer compensation                               96,858              0
  Organization expense                                    0              0
  Payroll tax expense                                28,655         28,887
  Rent                                               48,330         38,708
  Repairs and maintenance                             9,378         11,295
  Other taxes                                         1,056          5,317
  Stock registration expense                          1,921              0
  Supplies and tools                                      0              0
  Telephone                                          19,929         24,203
  Trade show expense                                  2,428            800
  Travel and entertainment                           20,026            762
  Utilities                                             956            678
                                                 ----------    -----------
     Total administrative and general expenses      477,366        924,655
                                                 ----------    -----------

Net Income (Loss) from Operations                  (595,711)    (1,141,374)

Other Income (Expense)
  Interest income                                    10,266            283
  Divivdend income                                   19,533              0
  Loss on disposition of assets                     (80,641)             0
  Interest Expense                                  (34,893)       (10,248)
                                                 ----------    -----------
     Total other income (expense)                   (85,735)        (9,965)
                                                 ----------    -----------

Income (Loss)                                      (681,445)    (1,151,339)

Retained deficit, beginning of period            (3,050,186)      (131,495)
                                                 ----------    -----------

Retained Deficit, End of Period                  (3,731,631)    (1,282,834)
                                                 ==========    ===========


Net (loss) per share of common stock             ($  0.0068)   ($   0.0877)
                                                 ==========    ===========





                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                            Statements of Cash Flows
                For the nine months ended June 30, 2001 and 2000



                                                                             June          June
                                                                           30, 2001      30, 2000

Cash flows from operating activities:
Net income (loss)                                                          (681,445)   (1,151,339)
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                              35,114        23,180
   (Increase) decrease in certificates of deposit                            (1,703)      (40,000)
   (Increase) decrease in cash held in escrow                                 2,472             0
   (Increase) decrease in accounts receivable - trade                        12,247       (19,986)
   (Increase) decrease in accounts receivable - reserve                           0         2,634
   (Increase) decrease in accounts receivable - other                        (3,118)     (241,808)
   Increase (decrease) in bank overdraft                                     (4,732)       (8,623)
   (Increase) decrease in mutual fund shares                                253,973             0
   (Increase) decrease in fair market value of mutual fund shares            12,358             0
   (Increase) decrease in supplies inventory                                      0       (43,534)
   Increase (decrease) in accounts payable                                   24,710         3,420
   Increase (decrease) in loans payable - brokerage firm                   (132,797)       (8,675)
   Increase (decrease) in notes payable                                     377,663        69,278
   Increase (decrease) in current portion of long-term debts                    (88)         1642
   Increase (decrease) in sales taxes payable                                 7,710         4,852
   Increase (decrease) in payroll tax liabilities                            51,630        72,363
                                                                            -------      --------
      Total adjustments                                                     635,439      (185,257)
                                                                            -------      --------

      Net cash provided (used) by operating activities                      (46,006)   (1,336,596)

Cash Flows from investing activities:
   Cash advances to stockholders, and related accrued interest              (65,440)            0
   (Purchase) of fixed assets                                                 1,550       (21,138)
   (Increase) in prepaid expense and deposits                               114,799       (81,015)
                                                                            -------      --------

      Net cash provided (used) by investing activities                       50,909      (102,153)

Cash Flows from financing activities:
  Proceeds (repayment) long-term debts
     Loans from shareholders                                                      0      (234,936)
     Installment obligations                                                 (7,463)       (1,561)
     Current portion to current liabilities                                   2,560        (6,042)
     Bank lines of credit                                                     2,472        11,576
     Current portion to current liabilities                                  (2,472)        4,400
     Loans from individuals                                                       0       (32,950)
                                                                            -------      --------
                                                                             (4,903)     (259,513)
                                                                            -------      --------

  Proceeds (redemption) of common stock:
     Initial capitalization                                                                (8,199)
     Common stock issued for services                                                          50
     Common stock issued in debt conversion                                                 1,029
     Common stock issued for claims settlement                                                435
     Common stock issued in private placement                                               1,444
                                                                            -------      --------
                                                                                  0        (5,241)
                                                                            -------      --------

 Proceeds (redemption) of paid-in capital
     Redemption of fractional shares conversion from $1.00
       par value to $0.001 par value                                                            0
     Related paid-in capital amounts issued in debt conversion                            874,067
     Related paid-in capital amounts issued for claims settlement                         434,565
     Related paid-in capital amounts issued in private placement                          992,491
     Related paid-in capital amounts common stock issued
       for services                                                                        49,950
     Stated value of equipment contributed in excess of value of
        common shares                                                             0             0
                                                                            -------     ---------
                                                                                  0     2,351,073
                                                                            -------     ---------

   Net cash provided (used) by investing activities                          (4,903)    2,086,319
                                                                            -------     ---------

Net increase (decrease) in cash and equivalents                                   0       647,570

Cash and equivalents, beginning of period                                         0         2,403
                                                                            -------      --------

Cash and equivalents, end of period                                               0       649,973
                                                                            =======      ========



                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                       Statements of Stockholders' Equity
  For the Period of October 20, 1998 (date of inception) through June 30, 2001


                                                          SHARES COMMON STOCK                       DOLLARS
                                                          -------------------
                                                                                  -------------------------------------------------
                                                 $1.00 PAR  $0.001 PAR      TOTAL  $1.00    $0.001     PAID IN   RETAINED
DATE                                               VALUE       VALUE       SHARES  STOCK     STOCK     SURPLUS   DEFICIT    TOTAL
----                                               -----       -----       ------  -----     -----     -------   -------    ------

            Balance at October 1, 1998                                               $ 0        $0          $0         $0       $0
10/20/98    Original capitalization                    500                     500   500                   500               1,000
10/20/98    Property contributed by stockholder          0                       0                     108,039             108,039
02/15/99    Surrendered certificates                  (300)                   (300) (300)                  300                   0
06/01/99    Issued for services                             19,999,800  19,999,800          19,999                          19,999
09/30/99    Loss for period ending 09/30/99                                                                      (131,495)(131,495)
                                                  ---------------------------------------------------------------------------------
                         Total 09/30/99                200  19,999,800  20,000,000   200    19,999     108,839   (131,495)  (2,457)
03/10/00    Reverse split (1,000,000 TO 1)            (200)(19,999,788)(19,999,988)                                              0
                                                  ---------------------------------------------------------------------------------
                         Sub Total                       0          12          12   200    19,999     108,839   (131,495)  (2,457)
03/31/00    Forward split (1 to 1,000,000)               0  11,999,988  11,999,988                                               0
            Fractional redemption                                                   (200)                  199                  (1)
            Fractional redemption                                                           (7,999)     (6,800)            (14,799)
                                                  ---------------------------------------------------------------------------------
                                                         0  12,000,000  12,000,000     0    12,000     102,238   (131,495)  (17,257)
05/22/00    Shares issued for services                          50,000      50,000     0        50      49,950                50,000
05/22/00    Shares issued for claim settlement                 435,000     435,000             435     434,565               435,000
05/22/00    Shares issued for debt                           1,029,200   1,029,200           1,019   1,028,172             1,029,191
                     less $154,105 costs                                               0              (154,105)            (154,105)

6/30/00     Shares sold at private placement                 1,443,400   1,443,400     0     1,444   1,234,081             1,235,525
                 less $307,563 costs                                                                  (307,563)            (307,563)
            Loss period ending 6/30/00                                                                        (1,151,339)(1,151,339)
                                                  ---------------------------------------------------------------------------------
                         Total 06/30/00                  0  14,957,600  14,957,600     0    14,948   2,387,338 (1,282,834) 1,119,452
            Shares issued for debt                                                              10      (6,509)              (6,499)
07/24/00    Shares issued for services                                                                 999,000               999,000
09/30/00    Loss for FYE 09/30/00                                                                             (1,767,352)(1,767,352)
                                                  ----------------------------------------------------------------------------------
                         Total 09/30/00                  0  14,957,600  14,957,600     0    14,958   3,379,829 (3,050,186)  $344,601
06/30/01    Loss period ending 6/30/01                                                                          (681,445)  (681,445)
                                                  ----------------------------------------------------------------------------------
                                                         0  14,957,600  14,957,600     0    14,958   3,379,829(3,731,631)  (336,844)
                                                  ==================================================================================



                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000



Note 1 - GOING CONCERN
------
     The accompanying financial statements of NANNACO, Inc. (a development stage company) have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has devoted substantially all of its efforts to financial planning, raising capital, diversification of services, and developing markets for existing and expanded services. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary, if the Company is unable to continue as a going concern.

     The Company has taken steps to curtail the operating losses for future periods. These steps include the reduction (not deferrals) of officers, directors and key personnel salaries, as well as cuts in every expense classification, where possible. Additionally, concentration has been focused on the sources of current customers and business, instead of spending time and money on new, untried sources of customer acquisition. Additionally, a three phase plan of business development has been implemented to increase current market share of existing business, extending to new geographic areas, and shifting focus to business segments which are not as weather sensitive, as is the current business core. With these plans in place, as well as guarding against additional one time charges to income, it is hoped the Company will be able curtail its operating losses.

Note 2 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
------   POLICIES

     A.   ORGANIZATION AND NATURE OF THE BUSINESS
          NANNACO, INC. (The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings, operating under the trade name of Surface Pro in order to relate to the principal business activity, since the NANNACO name does not indicate the type of business.


     B.   REVENUE AND COST RECOGNITION
          The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received. The criteria for recording a sale is that all agreed services have been provided.

          Supplies and materials are purchased and consumed as necessary.





                                  (Continued)

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000



     B.   REVENUE AND COST RECOGNITION (Continued)
          The Company warranties its service within the standards and customs of the industry. Due to the immaterial amounts involved, refunds and adjustments are recognized when granted. No liability is accrued for this purpose and the adjustments and refunds are recorded on a cash basis. Due to the immaterial amount of the adjustments and refunds, management does not feel that this is a misleading method.

     C.  USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives.

     D.  PROPERTY AND EQUIPMENT
         Equipment and vehicles are stated at cost. Depreciation is calculated on the straight- line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

     E.  FEDERAL INCOME TAXES
         Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income. These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes. Due to the accumulated deficit from inception to September 30, 2000, no deferred taxes or benefit from income taxes has been provided.

Note 3 - CERTIFICATES OF DEPOSIT
------
         On June 23, 2000, the Company invested in two certificates of deposit in the amounts of $20,000 each, earning interest at the rate of 5.75% annually. These certificates mature in one year from the date of purchase. These certificates matured June 23, 2001, and along with the accrued interest, in the amount of $2,300 each, were renewed for one year at the interest rate of 3% per annum. Interest in the amount of $28 was accrued on both certificates. These certificates secure line of credit notes payable.

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 4 - ACCOUNTS RECEIVABLE
------
         ACCOUNTS RECEIVABLE - TRADE
         The trade accounts receivable are recorded by the date of the invoice, which is the date the work is completed. The terms on the invoices are due upon completion, unless other arrangements are made prior to the beginning of the project. At June 30, 2001, the balance of trade receivables was $8,057, which is deemed to be 100% collectible in full. At June 30, 2000, there was a balance of $194,350 due, of which $150,000 has been determined to be uncollectible. Texas sales taxes on this amounted to $10,238, therefore the charge against income was $139,762.

Note 5 -  PREPAIDS AND DEPOSITS
------    The following schedule details the content of the asset Prepaids and
          Deposits:

                                                        06/30/01      06/30/00
            Final month's rent on warehouse             $     0       $  1,600
            Prepaid office lease
            Prepaid consulting fees                                     25,000
            Prepaid legal fees                                          81,686
            Prepaid interest on installment loan          2,390          5,052
                                                        -------         ------
               Total prepaids and deposits              $ 2,390       $113,338
                                                        =======       ========

          The final month's rent on warehouse facility will be absorbed the last month of occupancy of the facility, and the amount will become an expense at that time.

          The prepaid office lease consists of the unamortized portion of a year's lease in the amount of $34,632 on the Company's office facility. The year's lease was prepaid in full on June 14, 2000, with the lease on the premises beginning on June 15, 2000, and continues for a period of twelve months. Each calendar month, 1/12 of the total amount is taken into expense.

          The prepaid consulting fees at June 30, 2000, was for services to be rendered to the Company during the year ended September 30, 2000. The services were rendered and the amount taken to the proper expense.

          The prepaid legal fees was the result of an agreement between the Company and their legal counsel. A retainer of $100,000 was paid to the attorney for future services and applicable expenses. An amount of $5,000 per month plus expenses was to be taken into income by the attorney and a like amount expensed for legal expense by the Company. This attorney is retained for SEC compliance issues, including prior placements and offerings, registration statements, and other SEC issues. There is no litigation pending, at this time.

          The prepaid interest amount carried on the balance sheet is the interest included in an installment loan on a vehicle purchased by the company. The amounts taken to expense each period are based on the straight line method over the life of the loan.

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 6 - EQUIPMENT AND FIXTURES AND VEHICLES
------   Fixed assets are recorded at cost and are summarized as follows:

                                                    06/30/01         06/30/00
                                                    --------         --------
         Equipment                                  $190,936         $141,027
          Vehicles                                    66,714           60,645
                                                    ---------        --------

                  Total Fixed Assets (at Cost)      $257,650         $201,672

         Less Accumulated Depreciation from
                  Inception (October 20, 1998) to
                  June 30, 2001                      (94,039)         (50,105)
                                                    ---------        ---------

         Net Fixed Assets at June 30,               $163,611         $151,567
                                                    =========        ========

          Depreciation expense charged against operations for the period ending June 30, 2001 totaled $35,114 and $23,180 for the period ended June 30, 2000.

Note 7 -  OTHER ASSETS
------    A. Notes Receivable - Investors
          The Company has made advances to four of its investors in the amount of $109,000 at June 30, 2001. These cash advances were secured by promissory notes signed on February 14, 2001, and are due on January 1, 2003. These notes carry the provision of 9.75% per annum interest from the date of the advance to the due date.

          B. Accrued Interest on Notes Receivable - Investors
          Interest accrual on Investors Notes Receivable retroactively accrued on the advances to investors from the date of the advance to June 30, 2001. This interest is due on January 1, 2003, along with the principal.

Note 8 - CURRENT LIABILITIES
------
          A. Bank overdraft on June 30, 2001 in the amount of $5,919 was created by the practice of writing checks at the end of the month and clearing the overdrafts by the first banking day of the following month.

          B. Trade accounts payable of $47,844 and $7,811 for June 30, 2001 and June 30, 2000 were the amounts owed to suppliers, utilities and other monthly operating expenses at the end of the periods. These amounts are cleared during the month following the purchase.

                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 9 -  LONG TERM LIABILITIES
------A.  INSTALLMENT NOTES PAYABLE
          The first note is secured by a vehicle and the endorsement of the Company President, for the purchase of a truck to transport Company equipment from one job site to another. Interest on this obligation is included in the note balance, and capitalized as a deferred charge. This interest is being amortized straight-line method over the term of the note. As of June 30, 2001 and 2000, the details are as follows:

               Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.

                                                 06/30/01        06/30/00
                                                 --------        --------
               Original Amount                    $23,400         $23,400
               Current Balance                    $ 6,280         $14,020
               Long-Term Portion                  $ 1,600         $ 9,340
               Portion due in twelve months       $ 4,680         $ 4,680
               Interest rate                        20.75%          20.75%
               Unamortized interest at 06/30      $ 2,390         $ 5,646


     On February 19, 2000, an installment loan was obtained from Bank One. This note is secured by the personal guarantee of the Company president and is payable in sixty monthly installments of $745 each. The interest rate is 10% per annum. The details at June 30, 2001 are as follow:

                                                 06/30/01
                                                 --------
               Original Amount                    $35,000
               Current Balance                    $34,962
               Long-Term Portion                  $31,252
               Portion due in twelve months       $ 3,710
               Interest Rate                          10%
               Due Date                           Monthly

                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000


Note 9 -  LONG TERM LIABILITIES (Continued)
-----B.   NOTES PAYABLE - LINES OF CREDIT
          The Company has established a line of credit with two banks.

          The Bank One line of credit loan was originated on July 15, 1999, and was secured by the personal guarantee of the Company president. The due date is July 15, 2001, with interest at prime plus 1.25% to be paid monthly.

               Available Amount                    $35,000
               Balance June 30, 2001               $34,980
               Long-Term Portion                   $   -0-
               Portion due in twelve months
                       at June 30, 2001            $34,980
               Interest Rate               Prime plus 1.25%
               Due date                           07/15/01

          Additionally, on June 21, 2000, the company established two new line of credit notes with the Frost National Bank. These notes are identical in structure and allow draws up to $20,000 each. Both notes are secured by certificates of deposit (See Note 3). The two notes are due June 21, 2002 and both require interest on the outstanding balance at the rate of 9.5% per annum. The summary of both notes is as follows:

                                                  Note #1    Note #2
                                                  -------    -------
               Available Amount                   $20,000    $20,000
               Balances at 06/30/01               $19,949    $20,000
               Long-Term Portion at 06/30/01      $   -0-    $   -0-
               Portion Due in Twelve Months       $19,949    $20,000
               Interest Rate                          9.5%       9.5%
               Due Dates                         06/21/02   06/21/02



Note 10 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS
------- NANNACO, Inc. was originally chartered on October 20, 1998, under the laws of the State of Texas. 1,000 shares of $1 par value common stock was authorized. Of this, 500 shares were purchased and issued on organization of the corporation. This stock was sold at a value at that time of $2 per share to nine shareholders, with a stock capitalization of $500 and a paid in capital amount of $500. On February 15, 1999, four of these shareholders surrendered their certificates and an additional amount of $300 was taken into paid in capital.

                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 10 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------
          The Paid-In Capital in the amount of $108,039 upon incorporation was generated from equipment contributed by the founder and president upon incorporation of the Company and was approved by the board of directors. This equipment was recorded at an amount agreed upon by the corporation officers and directors, said amount being less than the founder's cost or the fair market value at the date of organization.

          On June 1, 1999, the Company amended its charter to authorize the issuance of additional common stock and one class of preferred stock. This amendment authorized a change from one thousand (1,000) shares of $1.00 par value common stock to fifty million (50,000,000) shares of $0.001 par value common stock and 10,000,000 shares of preferred stock.

          During the period of June 1, 1999 through July 1, 1999, the Company sold or converted 19,999,800 shares of this new value of common stock. This stock was issued at the new par value ($0.001 per share), with a charge against operating expenses during the period. To date, no shares of the preferred stock have been issued.

          On March 10, 2000, at a duly called stockholders meeting, a 1,000,000 to one reverse stock split was approved with all certificates under 1,000,000 shares being canceled. The result of this reverse stock split resulted in only one stockholder, Andrew DeVries III, remaining.

          On March 31, 2000, a 1,000,000 to 1 forward split was declared by the board of directors. This resulted in Andrew DeVries III, the only stockholder, now holding 12,000,000 shares.

          Subsequently, on May 22, 2000, $519,700 in debt being held for conversion was converted and the appropriate 1,029,200 shares of common stock were issued to the debtors. A corrective issue took place on August 8, 2000. All shares were converted at the price of $1 per share. This caused an amount of $509,500 to be charged to operating income and is included in the Statement of Operations for the period ending September 30, 2000.

          On June 24, 2000, 1,443,400 shares of common stock were sold in a Regulation D private offering. These shares were sold at $1 per share pursuant to Rule 506 and were entirely private transactions. Subsequent to this sale, all shares of stock and conversion agreements have been at $1 per share.

                                    UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 10 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------

          On July 24, 2000, Andrew DeVries III canceled one of his 1,000,000 personal certificates and distributed it as a personal gift to ten individuals. At the time of the gift, Mr. DeVries held 82.2% of the outstanding common stock. A charge of $999,000 was taken in the statement of operations for the year ending September 30, 2000. This charge is included in the consulting fees expense.

          On August 21, 2000, Form SB-2 Registration Statement was filed under the Securities Act of 1933 was filed with the Securities and Exchange Commission of the United States. The SEC issued their comments, and at this time, the Company is in the process of preparing a response.

          In April of 2000, NANNACO, Inc. became aware of the fact that certain individuals had raised money from five investors allegedly on behalf of the Company. These investors had been promised NANNACO, Inc. common stock in exchange for their money. The Company never received any of the funds raised from these investors. In an effort to protect the good name of the Company, the Board of Directors agreed to honor the investment made by these individuals and to issue them the appropriate number of shares, in exchange for Memoranda of Agreement agreeing not to take legal action against the Company. This transaction was treated as an operating expense during the year ended September 30, 2000, in the amount of $435,000 with the appropriate entries to Common Stock and Paid-In Surplus. This amount was an agreed amount, based on comparable sales of stock in the same time frame that the investors paid their monies to the third party. Blocks of $10,000 or less were valued at $1 per share, while amounts greater than $10,000 were at a lesser price per share. In this instance, 416,000 shares of NANNACO, Inc. common stock were valued at $0.50 per share.

          On May 22, 2000, 50,000 shares of common stock in the Company were issued in exchange for consulting services. These shares were issued at the price of $1 per share. This transaction was treated as an operating expense for the year ended September 30, 2000, in the amount of $50,000, and proper treatment in the Common Stock and Paid-In Surplus accounts

 Note 11 - NET LOSS PER SHARE OF COMMON STOCK
          In the computation of the net loss per share of common stock for the period, the retroactive stock splits and other changes in equity have been taken into consideration in this computation.

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 12 - SEGMENTED DISCLOSURES
     A. Reportable Segments - Due to the criteria for the selection of reporting segments, NANNACO,Inc. has seven reporting segments. These segments all meet one or more of the required criteria now or in past periods. These segments are classified by the type of customer to which the services are provided. The customers are divided into two categories, which are residential customers and commercial customers. The services performed for residential customers are wood restoration, stone restoration, sealing, and pressure washing. For commercial customers the service classifications are pressure washing, environmental services, and historical restoration.


          Residential wood restoration involves wood surface preparation, including chemical or mechanical stripping. Stone restoration involves essentially the same process, except on concrete and stone surfaces. The sealing service to residential customers is the chemical finishing process applied to either stone or wood surfaces, whether or not the surface is cleaned by the Company. Pressure washing for residential customers is general water and pressure cleaning of surfaces where water reclamation procedures are not a factor and need not apply.

          For commercial customers, the pressure washing is essentially the same service as offered to residential customers, only provided to commercial (business) customers. The environmental services offered to commercial customers is spill response and/or other specialized cleaning services that require water containment or special chemical processes and waste water removal. For historical restoration services to commercial customers, NANNACO, Inc. performs services similar to a combination of residential wood restoration and residential stone restoration, plus specialized cleaning and sealing procedures for historical structures.


     B. Measurement of Segment Profit or Loss and Segment Assets - The accounting policies of all the segments are the same as those described in the summary of significant accounting policies. Sales revenue and cost of goods sold for each segment can be determined on a segment basis. The remaining operating expenses are general corporate expenses, but are allocated to the various segments on the basis of the same percentages as result from the allocation of the cost of sales for the individual segments. Management feels that this is a fair allocation of the general corporate expenses to give a net profit from operations for each individual segment. The allocation for interest expense is based upon the same percentages. Since all fixed assets are jointly utilized by all segments, the depreciation expense is allocated to the segments by the percentage of revenue generated by the segment. Interest income and investment revenues are common to all segments, so this also is allocated by the segment income percentage. Gains or losses on asset dispositions are also allocated by the income allocation method.

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 12 - SEGMENTED DISCLOSURES (Continued)
SCHEDULE OF SEGMENTED ACCOUNTS FOR THE NINE MONTHS ENDED JUNE 30, 2001:


                                           RESIDENTIAL SEGMENTS
                           ----------------------------------------------------
                                 WOOD          STONE                PRESSURE
                              RESTORATION   RESTORATION    SEALING  WASHING

 Net sales                         65,643        33,237     47,879    7,796

 Interest income                    2,875         1,437      2,156      308

 Dividend income                    5,469         2,735      4,102      586

Gain or(loss)on
disposition of assets             (22,580)      (11,290)   (16,935)  (2,419)


 Interest (expense)                (8,723)       (4,536)    (8,374)  (1,047)

 Depreciation (expense)            (9,832)       (4,916)    (7,374)  (1,053)

 Segment profits (loss)          (140,148)      (72,877)  (134,543) (16,818)


 Allocation of fixed
   assets to segments              72,142        36,071     54,106    7,730





                                                COMMERCIAL SEGMENTS
                               -------------------------------------------------
                               PRESSURE     ENVIRONMENT      HISTORIC   COMPANY
                                WASHING        SERVICES   RESTORATION    TOTALS

Net sales                        13,909          53,061        11,178   232,703

Interest income                     616           2,361           513    10,266

Dividend income                   1,172           4,493           976    19,533

Gain or (loss)
on disposition of assets         (4,838)        (18,547)       (4,032)  (80,641)


Interest (expense)               (2,094)         (8,374)       (1,745)  (34,893)

Depreciation (expense)           (2,107)         (8,076)       (1,756)  (35,114)

Segment profits (loss)          (33,636)       (134,543)      (28,031) (560,596)

Allocation of fixed
       assets to segments        15,459          59,259        12,883   257,650

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 12 - SEGMENTED DISCLOSURES (Continued)
SCHEDULE OF SEGMENTED ACCOUNTS FOR THE NINE MONTHS ENDED JUNE 30, 2000:



                                       RESIDENTIAL SEGMENTS
                         ----------------------------------------------
                            WOOD          STONE                PRESSURE
                         RESTORATION   RESTORATION   SEALING    WASHING
                         -----------   -----------   -------   --------
Net sales                    38,573        16,925     81,576     11,391

Interest income                  45            20         96         14

Interest (expense)           (2,357)       (1,025)    (2,460)      (615)

Depreciation (expense)       (6,032)       (2,623)    (6,294)    (1,574)

Segment profits (loss)     (257,185)     (111,819)  (268,367)   (67,091)

Allocation of fixed
      assets to segments     46,385        20,167     48,401     12,100


                                         COMMERCIAL SEGMENTS
                          --------------------------------------------------
                            PRESSURE   ENVIRONMENT    HISTORIC     COMPANY
                             WASHING     SERVICES   RESTORATION     TOTALS
                             -------     --------   -----------    --------
Net sales                    16,594        58,554       17,049     240,662

Interest income                  20            68           20         283

Interest (expense)             (717)       (2,255)        (819)    (10,248)

Depreciation (expense)       (1,836)       (5,770)      (2,098)    (26,227)

Segment profits (loss)      (78,274)     (246,003)     (89,455) (1,118,194)

Allocation of fixed
  assets to segments         14,117        44,368       16,134     201,672




C.  RECONCILIATION OF SEGMENTED AMOUNTS:
                                                            PERIOD ENDED
                                                      06/30/01        06/30/00
                                                      --------        --------
       Interest income                                 $10,266            $283
       Dividend income                                  19,533
         Gain (loss) on disposition of assets          (80,641)
       Interest (expense)                              (34,893)        (10,248)
       Depreciation (expense)                          (35,114)        (23,180)
       Segmented profits (loss)                       (560,596)     (1,118,194)
                                                      ---------     -----------

         Net income (loss) to retained earnings      $(681,445)     (1,151,339)
                                                     ==========     ===========

                                   UNAUDITED

                                  NANNACO, INC.
                          (A Development Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
               For the Nine Months Periods Ended June 30, 2001 and
                                  June 30, 2000

Note 13 - SUBSEQUENT EVENTS
     A. CONVERSION NOTES PAYABLE
     On December 7, 2000, an agreement was signed for the purchase of the Company's Convertible Promissory Note in the amount of $140,000. This note was for conversion NANNACO, Inc. common stock, at the market price on the date of conversion. The maturity date is set as September 25, 2001 and the note contains the provision for the payment of 10% interest. $140,000was received by the Company following the closing of the Company's books on September 30, 2000.

     On December 11, 2000, two additional agreements were signed for the purchase of the Company's Convertible Promissory Notes in the amount of $205,500. These notes were for conversion to NANNACO, Inc. common stock at the market price on the date of conversion. The maturity date is set as September 25, 2001 and the notes contain the provision for the payment of 10% interest. $205,500 was received by the Company following the close of the Company's books on September 30, 2000.

     B. CHANGE IN FACILITIES
     On July 1, 2001, the Company consolidated its offices and warehouse into a single facility. This facility is leased for one year, with a monthly lease payment in the amount of $1,300 per month.

Note 14 - MANAGEMENT STATEMENT
     These unaudited financial statements contain all of the adjustments and notes considered necessary by management to make the statements not misleading

                                   UNAUDITED

AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary                                                        2
Risk Factors                                                              3
Where You Can Get Additional Information                                  5
Management's Discussion and Analysis                                      6
of Financial Condition
Nannaco and its Business                                                 13
Security Ownership of Management and Principal Shareholders              19
Management                                                               20
Executive Compensation                                                   21
Transactions with Management, Promoters and Principal Shareholders       23
Market for Nannaco's Common Stock and Related Stockholder Matters        25
Description of Securities                                                26
Selling Securities Holders                                               27
Selling Securities Holders Plan of Distribution                          28
Transfer Agent                                                           29
Legal Matters                                                            29
Independent Public Accountant                                            29
Financial Statements                                                    F-1

UNTIL ______, 2001 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                   NANNACO, INC.
                                      LOGO
                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Corporations Act

Article 2.02-1 sections J and O of the Texas Business Corporations Act contains provisions authorizing indemnification by the Company of its directors, officers, employees or agents against certain liabilities and expenses which they may incur as our directors, officers, employees or agents of certain other entities. Section H also provides that such indemnification may include payment by us of expenses incurred in defending a civil or criminal action or a proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the indemnified person to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of Nannaco, Inc., or such other entities. Section R also contains provisions authorizing us to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not we would have the power to indemnify such person against such liabilities under the provisions of the Section.

The indemnification and advancement of expenses provided pursuant to Article
2.02 are not exclusive, and subject to certain conditions, we may make other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents. Because the Articles of Incorporation, as amended, do not otherwise provide, notwithstanding our failure to provide indemnification and despite a contrary determination by the Board of Directors or our shareholders in a specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section H, J, O or R because he has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the statute or because the court determines that the petitioner is fairly and reasonably entitled indemnification or advancement of expenses or both in view of all the relevant circumstances.


Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-Laws, as amended, empower us to indemnify current or former directors, officers, employees or agents serving at our request in such capacities in any other enterprise or persons who have served at our request in such capacities in any other enterprise to the full extent permitted by the laws of the State of Texas.

Limitation on Liability

Our Articles of Incorporation eliminate directors' and officers' liabilities to the maximum extent permitted under Texas Law. Thus, even if an officer or director loses a lawsuit, it is possible, unless such officer or director was guilty of gross negligence or willful misconduct in the performance of his/her duties, that we or our insurance carrier will pay the amount of such judgement or settlement and reasonable legal fees.

Article 2.02 of the Texas Business Corporation Act provides that a director is not liable for damages to any person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and director's breach or failure to perform constitutes (i) a violation of criminal law (ii) a transaction from which the director received an improper benefit, (iii) an unlawful distribution, conscious disregard for the best interest of the corporation or willful misconduct in connection with a suit by or in the right of the corporation or by or in the right of a shareholder, or (iv) recklessness or an act of omission in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in connection with a proceeding by or in the right of someone other than the corporation or a shareholder.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                      $     440
NASD Filing Fee                            NA
Printing Expenses                      10,000
Accounting Fees and Expenses           35,000
Legal Fees and Expenses                50,000
Blue Sky Fees and Expenses              5,000
         Total Estimated Expenses    $110,440

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities, which were not registered under the Securities Act of 1933, as amended, as follows:

Shares issued pursuant to Section 4(2)

Date              Name                           # of  Shares      Consideration
-------------------------------------------------------------------------------
10/04/99          Mark Triesch                       1,015,050     $ 1,015
10/04/99          Andrew DeVries II                      8,000     $     8
10/04/99          Ian Wellborn                           3,050     $     3
10/04/99          Mark Sarlo                             3,050     $     3
10/04/99          Andrew DeVries III                12,297,800     $12,298
10/04/99          Linda Morton                           8,000     $     8
10/04/99          Albert Limon                           3,015     $     3
10/04/99          Clifford Munson                       27,035     $    27
10/04/99          W.M. Jackson                          35,000     $    35
10/04/99          Petty International, Inc.            300,000     $   300
10/04/99          WAPI                                 700,000     $   700
10/04/99          Ley Industries, Inc.                 600,000     $   600
10/04/99          Millennium Business
                  Associates, Inc.                     300,000     $   300
10/04/99          CPR Holdings, Inc.                   500,000     $   500
10/04/99          DPA Holdings                         600,000     $   600
10/04/99          R. Jay Casell                        600,000     $   600
                                                       -------
                               Total                17,000,000     $17,000


These shares were issued without consideration pursuant to the Nannaco's organizational plans in anticipation of future fund raising. The value of the transactions is shown at par value of $.001 per share. The shareholders are officers and directors of Nannaco, their family members or consultants of the Nannaco. The shareholders were provided and had unlimited access to all material information regarding Nannaco as a result of their relationship with the Nannaco or its officers and directors. On March 10, 2000, holders of 97% of these outstanding shares of common stock voted to reverse split the outstanding shares of common stock on the basis of one new share for every 1,000,000 shares held. Fractional shares were redeemed at the rate of .00185. After the reverse split Andrew DeVries III was the sole remaining shareholder with 12 shares. On March 31, 2000, Mr. DeVries as the sole shareholder voted to forward split his 12 shares on a million shares for one basis.


Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Nannaco. Each shareholder was a sophisticated investor at the time.

Shares Exchanged for Promissory Notes

Promissory
Note                                                             Consideration
Date              Name                           # of  Shares   Prom. Note Prin.
-------------------------------------------------------------------------------
08/98             Mark Sarlo                        50,000           $5,000
10/98             Mark Triesch                      29,000          $14,500
04/99             James Letsos, III                 70,000          $35,000
05/99             Dave Lennox                       60,000          $30,000
06/99             Vinh Bao-Phong                     2,000           $2,000
06/99             Eugenio Aguilar                    5,000           $5,000
06/99             Linda Conley                       3,000           $3,000
06/99             Edward Canahuati                  10,000          $10,000
07/99             Cameron Cappleman                  1,000           $1,000
07/99             Kenneth Davidson                 416,000         $208,000
09/99             Joseph Shunta                     80,000          $40,000
10/99             Kenneth Triesch                   40,000          $20,000
11/99             The Joy Foundation               500,000         $250,000
12/99             W.M Jackson                       70,000          $35,000
12/99             Robert Welch                       5,000           $5,000
12/99             Robert Martin                      1,200           $1,200
12/99             Richard Beymer                       200             $200
01/00             John Starnes                      15,000           $5,000
01/00             Joseph Butler                     15,000           $5,000
01/00             Ralph Polito                      15,000           $5,000
01/00             Arthur W. Hughes                   2,000           $2,000
01/00             Dwayne Muzny                       1,000           $1,000
01/00             Michael Mason                      3,000            3,000
02/00             Jeff Sergent                       2,300           $2,300
02/00             Hector Moreno                      5,000           $5,000
02/00             Brad Stapp                         1,000           $1,000
02/00             Brett Vallery                      1,000           $1,000
02/00             Johnny Alexander                   2,000           $2,000
03/00             Long H Nguyen                      5,000           $5,000
03/00             Roger N. Schmidt                  50,000          $25,000
06/99             Lavon Dan Baker                    4,500           $4,500

                               Total:            1,464,200



Except for the five shareholders described in the next sentence, the above shareholders lent the principal amounts to Nannaco on the dates listed. Engenio Aguilar, Linda Conley, Edward Canahauti and Kenneth Davidson surrendered promissory notes in these principal amounts which were given in consideration of the shareholders' agreement to hold Nannaco harmless for any liability to the shareholder resulting from the shareholders' payments to a Harold Crum of Houston, Texas which the shareholder had believed to be for an investment in Nannaco. The debt was converted into common stock of the Company in April, 2000. The shareholders were provided and had unlimited access to all material information regarding Nannaco.

Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the original promissory notes and the conversion into equity securities. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Nannaco. Each shareholder was a sophisticated investor at the time.

Shares Issued in Regulation D Offering

Date              Name                           # of  Shares      Consideration
--------------------------------------------------------------------------------
06/00             The Joy Foundation                  943,400           $943,400
06/00             Carlivegen Enterprises              500,000           $500,000
                                                      -------           --------
                                 Total              1,443,400         $1,443,400
Shares issued in Regulation D Offering

The Shares were sold at $1.00 per Share in June, 2000 pursuant to the Rule 506 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers who were all accredited investors. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco.


Shares Issued for Services

Date of
Grant       Name                  # of  Shares           Consideration
-------------------------------------------------------------------------------
05/00       Stephen P. Payne      50,000                 Services


Shares Issued for Services

The shares issued for services are for compensation to a Nannaco consultant, pursuant to the exemption contained in Section 4(2) of the Securities Act. The shareholder was provided and had unlimited access to all material information regarding Nannaco as a result of his employment. With respect to the sale, Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco.

Nannaco has recorded $50,000 of expense for the issuance of these shares.


Convertible Promissory Notes

Date              Name                               Note Principal
-------------------------------------------------------------------
12/07/00          West Face Investments, Inc.        $140,000
12/11/00          Professional Trust Management      $105,500
12/11/00          Uncle John's Other Band            $100,000


Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the convertible promissory notes. The promissory notes mature on September 25, 2001, accrue interest at the rate of ten percent per annum and may be converted at the option of the holder at any time for the average closing bid price for Nannaco common stock for the five days prior to the date of conversion. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco. Each shareholder was a sophisticated investor at the time.


ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of James J. Taylor, Certified Public Accountant
99.1  -- Imbiber Agreement*

*Previously filed

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, Texas, on October 29, 2001

NANNACO, INC.

BY: /s/  Andrew DeVries III
    -----------------------
Andrew DeVries III, President

   /s/   Linda Morton
   ------------------
Linda Morton, Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                          DATE

/s/ Andrew DeVries III         President, Chief Executive     October 29, 2001
    ------------------         Officer and Director
    Andrew DeVries III

/s/ Linda Morton
    ------------
    Linda Morton               Secretary, Treasurer, Director October 29, 2001

/s/ Mark A. Triesch
    ---------------
    Mark A. Triesch            Director                       October 29, 2001


/s/ W.M. Jackson
    ------------
    W.M. Jackson               Director                       October 29, 2001